UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SENSATA TECHNOLOGIES HOLDING N.V.

(Name of Registrant as Specified in its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 24, 2012

Dear Shareholders:

You are cordially invited to attend the 2012 Annual General Meeting of Shareholders of Sensata Technologies Holding N.V. (the “Company”), to be held on May 22, 2012, beginning at 10:00 a.m. at the Company’s office located at Kolthofsingel 8, 7602 EM Almelo, The Netherlands.

Information about the meeting and the various matters on which the shareholders will vote is included in the Notice of Meeting and Proxy Statement which follow. Also included is a proxy card and postage-paid return envelope. Please sign, date and mail the enclosed proxy card in the return envelope provided, as promptly as possible, whether or not you plan to attend the meeting. A copy of the Company’s 2011 Annual Report is also enclosed for your review.

Sincerely,

Thomas Wroe, Jr.
Chairman and Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

April 24, 2012

TO THE SHAREHOLDERS OF SENSATA TECHNOLOGIES HOLDING N.V.:

Notice is hereby given that the Annual General Meeting of Shareholders (the “General Meeting”) of Sensata Technologies Holding N.V. (the “Company”) will be held on May 22, 2012, beginning at 10:00 a.m., at the Company’s office located at Kolthofsingel 8, 7602 EM Almelo, The Netherlands, for the following purposes:

Open.

1.	To elect ten (10) directors (including Martha Sullivan, who, if elected, will become a director on January 1, 2013) to serve until the 2013 Annual General Meeting of Shareholders, or until their respective successors are elected and qualified or until his or her earlier death, resignation or removal;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	To adopt our Dutch statutory annual accounts for the fiscal year ended December 31, 2011, to discuss the annual report of our management for fiscal year 2011, to authorize the preparation of our 2011 Dutch statutory annual accounts and the annual report of our management for fiscal year 2011 in the English language and to discuss our reservation and dividend policy;

4.	To discharge members of our Board of Directors from certain liabilities for fiscal year 2011;

5.	To approve the amendment to the remuneration policy of our Board of Directors;

6.	To extend the authority of our Board of Directors for a period of 18 months from the date of the General Meeting to repurchase as many shares in the capital of the Company as is permitted by law and the Company’s Articles of Association, on the open market, through privately negotiated transactions or in one or more self tender offers, at prices per share not less than the nominal value of a share and not higher than 110% of the market price at the time of the transaction;

7.	To extend the authority of our Board of Directors to issue ordinary shares and/or preferred shares and/or grant rights to acquire our shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares as of the date of the General Meeting or any time thereafter, and to limit or exclude the preemptive rights of shareholders with respect to the issuance of shares and/or the grant of the right to acquire shares, for a period of five (5) years from the date of the General Meeting;

8.	To amend our Articles of Association to provide that only a non-executive director may serve as Chairman of our Board of Directors, and to authorize the Chairman of our Board of Directors and each employee of Loyens & Loeff N.V. to execute the deed of amendment; and

9.	To transact such other business as may properly come before the General Meeting or any adjournments thereof.

Close.

The Company’s Board of Directors recommends a FOR vote of each of the director nominees recommended by the Board of Directors with respect to proposal (1), and a FOR vote for each of proposals (2), (3), (4), (5), (6), (7) and (8) above.

Only holders of record of our ordinary shares as of the close of business on April 24, 2012 are entitled to notice of and to vote at the General Meeting and any adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the General Meeting of Shareholders to be Held on May 22, 2012: The 2012 Proxy Statement and the Company’s 2011 Annual Report are available at www.sensata.com.

Copies of the agenda for the General Meeting and related documents may be obtained free of charge at the Company’s offices in Almelo, The Netherlands and Attleboro, Massachusetts by shareholders and other persons entitled to attend the General Meeting and their representatives as of the date hereof until the close of the General Meeting. Copies of these documents are also available on the Company’s website (www.sensata.com) or by contacting the Company at Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Director, Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703, or investors@sensata.com.

The Board of Directors has determined that all holders of the ordinary shares of the Company as of the close of business on April 24, 2012 according to American Stock Transfer & Trust Company or the Company’s shareholders’ register in The Netherlands, or such shareholders’ proxies, are entitled to attend and vote at the General Meeting and any adjournments thereof.

In accordance with our Articles of Association, if you wish to attend the General Meeting you must notify the Board of Directors of your intention no later than May 21, 2012, by submitting your name and number of shares beneficially owned to: Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Director, Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703, or to investors@sensata.com. If you own ordinary shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our share register. If you own your ordinary shares through a broker and you wish to attend the General Meeting, you must provide the Company with appropriate evidence of ownership of and authority to vote the shares no later than May 21, 2012. Access to the General Meeting is permitted only after verification of personal identification.

If you do not plan to attend the General Meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope, which needs no postage if mailed in the United States. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

* * * *

By Order of the Board of Directors,

Thomas Wroe, Jr.
Chairman and Chief Executive Officer

Page
PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS	1

PROPOSAL 1—ELECTION OF DIRECTORS	4

PROPOSAL 2—RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITOR	9

PROPOSAL 3—ADOPTION OF DUTCH STATUTORY ANNUAL ACCOUNTS FOR 2011	11

PROPOSAL 4—DISCHARGE OF MEMBERS OF OUR BOARD OF DIRECTORS FROM CERTAIN LIABILITIES FOR FISCAL YEAR 2011	12

PROPOSAL 5—AMENDMENT TO THE REMUNERATION POLICY	13

PROPOSAL 6—EXTENSION OF AUTHORITY OF OUR BOARD OF DIRECTORS TO REPURCHASE AS MANY SHARES IN THE CAPITAL OF THE COMPANY AS IS PERMITTED BY LAW AND THE COMPANY’S ARTICLES OF ASSOCIATION FOR 18 MONTHS	14

PROPOSAL 7—EXTENSION OF AUTHORITY OF OUR BOARD OF DIRECTORS TO ISSUE ORDINARY SHARES AND/OR PREFERRED SHARES AND/OR GRANT RIGHTS TO ACQUIRE OUR SHARES, AND TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS FOR A PERIOD OF 5 YEARS	15

PROPOSAL 8— AMENDMENT TO OUR ARTICLES OF ASSOCIATION	16

CORPORATE GOVERNANCE STANDARDS AND BOARD OF DIRECTORS	17

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	23

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	28

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	30

EXECUTIVE COMPENSATION	31

EXECUTIVE OFFICERS	59

PROPOSALS FOR THE 2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS	61

SOLICITATION OF PROXIES	62

GENERAL	62

OTHER MATTERS	62

i

Sensata Technologies Holding N.V.

Kolthofsingel 8, 7602 EM Almelo

The Netherlands

31-546-879-555

PROXY STATEMENT

FOR

ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held On May 22, 2012

We are sending you our proxy materials in connection with the solicitation of the enclosed proxy by the Board of Directors of Sensata Technologies Holding N.V. (the “Company”) for use at the 2012 Annual General Meeting of Shareholders, and at any adjournments thereof.

Attending the General Meeting

The General Meeting will be held on May 22, 2012, at 10:00 a.m., at the Company’s office located at Kolthofsingel 8, 7602 EM Almelo, The Netherlands, to consider the matters set forth in the Notice of General Meeting of Shareholders. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders with the Company’s Annual Report to Shareholders commencing on or about April 24, 2012.

In accordance with our Articles of Association, shareholders must inform the Company in writing of their intention to attend the General Meeting. Such notice should be sent to: Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Director, Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703, or investors@sensata.com. If you own your ordinary shares through a broker, you must also provide the Company with appropriate evidence of ownership of and authority to vote the shares no later than May 21, 2012. Access to the General Meeting is permitted only after verification of personal identification.

Shareholders Entitled to Vote

Only shareholders of record of the ordinary shares, €0.01 nominal value per share, of the Company (the “ordinary shares”) at the close of business on April 24, 2012 according to American Stock Transfer & Trust Company, LLC, our registrar and transfer agent, or the Company’s shareholders’ register in The Netherlands, or such shareholders’ proxies, will be entitled to attend and vote at the General Meeting. Each ordinary share entitles the holder thereof to one vote on each matter that is voted on at the General Meeting. The number of outstanding ordinary shares entitled to vote on each proposal at the General Meeting is [****].

Street Name Holders and Record Holders

If you own ordinary shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our share register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us how many of their clients own ordinary shares in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials, including a voting instruction card, from your broker, you should vote your shares by following the procedures specified on the voting instruction card. Shortly before the General Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the General Meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the General Meeting.

If you are the registered holder of ordinary shares, you are the record holder of those shares, and you should vote your shares as described below under “How Record Holders Vote.”

How Record Holders Vote

You can vote at the General Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the General Meeting. You can always attend the General Meeting and revoke your proxy by voting in person.

There are two ways to vote by proxy:

•	By Internet—You can vote by Internet by going to the website www.voteproxy.com and following the instructions on our proxy card; or

•	By mail—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on each of the proposals to be voted on by our shareholders.

If you vote by proxy without indicating your instructions, your shares will be voted FOR:

•	The election of our ten (10) director nominees (including Martha Sullivan, who, if elected, will become a director on January 1, 2013) per the recommendation of our Board of Directors;

•	The ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for fiscal year 2012;

•

The adoption of our Dutch statutory annual accounts for fiscal year 2011 and the authorization of the preparation of our Dutch statutory annual accounts and annual report for fiscal year 2011 (the “2011 Management Report”) in the English language;

•	The discharge of the members of our Board of Directors from certain liability for fiscal year 2011;

•	The amendment to the remuneration policy for directors;

•

The extension of the authority of our Board of Directors for a period of 18 months from the date of the General Meeting to repurchase as many shares in the capital of the Company as is permitted by law and the Company’s Articles of Association;

•

The extension of the authority of our Board of Directors to issue ordinary shares and/or preferred shares and/or grant rights to acquire our shares for a period of five (5) years from the date of the General Meeting; and

•	The amendment to our Articles of Association to provide that only a non-executive director may serve as Chairman of our Board of Directors.

Revocation of Proxies

A shareholder may revoke a proxy at any time prior to its exercise (i) by giving to the Company’s Director, Investor Relations a written notice of revocation of the proxy’s authority, (ii) by submitting a duly elected proxy bearing a later date or (iii) by attending the General Meeting and voting in person. Your attendance at the meeting alone will not revoke your proxy.

Quorum and Votes Necessary for Action to be Taken

Our directors are elected by the affirmative vote of a majority of votes cast in person or by proxy at the General Meeting and entitled to vote. In accordance with our Articles of Association, the Board of Directors adopted a list of candidates containing the names of at least two persons for each vacancy to be filled. Our shareholders may set aside these binding nominations for any of the candidates by a vote of at least two-thirds of the votes cast at a meeting representing more than one-half of the issued capital, in which case a new list of nominees will be prepared by the Board of Directors.

The affirmative vote of a majority of the votes cast in person or by proxy at the General Meeting and entitled to vote on the proposal is required to approve each of the other proposals set forth in this proxy statement.

Although there is no quorum requirement under our Articles of Association or Dutch law, ordinary shares abstaining from voting will count as shares present at the General Meeting but will not count for the purpose of determining the number of votes cast. Broker non-votes will not count as shares present at the General Meeting or for the purpose of determining the number of votes cast. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

Each ordinary share will be counted as one vote according to the instructions contained on a properly completed proxy or on a ballot voted in person at the General Meeting. Shares will not be voted in favor of a proposal if either (1) the shareholder abstains from voting on a particular matter or (2) the shares are broker non-votes.

Other Matters

As of the date of this Proxy Statement, our Board of Directors does not know of any business that will be presented for consideration at the General Meeting other than the matters described in this Proxy Statement. If any other matters are properly brought before the General Meeting, the persons named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

PROPOSAL 1—ELECTION OF DIRECTORS

We maintain a single-tier Board of Directors comprised of both Executive Directors and Non-Executive Directors. Under Dutch law, the Board of Directors is responsible for the policy and day-to-day management of the Company. The Non-Executive Directors supervise and provide guidance to the Executive Directors.

The members of our Board of Directors will serve until the 2013 annual general meeting of shareholders, and there is no limit to the number of terms a director may serve. Under Dutch law and our Articles of Association, our Board of Directors has the right to make binding nominations for open positions on the Board. Dutch law also requires us to nominate at least two candidates for each open position and allows us to recommend that shareholders vote for one of the two candidates for each position. The candidate receiving the greater number of votes for each position will be appointed as a member of our Board of Directors. The binding nature of our Board’s nominations may be overridden by a vote of two-thirds of the votes cast at the meeting if such two-thirds vote constitutes more than one-half of the issued share capital of the Company. In that case, shareholders would be free to cast their votes for persons other than those nominated below.

Under Dutch law, a person may be elected to our Board of Directors to take office at a future date. In such case, the person will not be considered a director until the future date. Our Board has nominated Martha Sullivan to our Board of Directors. If she is elected to our Board of Directors at the General Meeting, she will become a director on January 1, 2013.

In accordance with the recommendation of the Nominating and Governance Committee of the Board of Directors, our Board of Directors has adopted unanimous resolutions to make the following binding nominations:

1.	For the first open position, the Board has nominated Thomas Wroe, Jr. and Marc Roskam to serve as an Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2013. The Board recommends that shareholders vote for the appointment of Mr. Wroe for this position.

In order to comply with changes to Dutch law prohibiting an Executive Director from serving as Chairman of the Board, Mr. Wroe will resign as Chairman before July 1, 2012. The Board will appoint a new Chairman from among its Non-Executive Directors at that time.

2	For the second open position, the Board has nominated Martha Sullivan and Marc Roskam to serve as Executive Director for a term starting on January 1, 2013, and ending on the date of our annual general meeting of shareholders in 2013. The Board recommends that shareholders vote for the appointment of Ms. Sullivan for this position;

3.	For the third open position, the Board has nominated Lewis B. Campbell and Marc Roskam to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2013. The Board recommends that shareholders vote for the appointment of Mr. Campbell for this position.

4.	For the fourth open position, the Board has nominated Paul Edgerley and Marc Roskam to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2013. The Board recommends that shareholders vote for the appointment of Mr. Edgerley for this position.

5.	For the fifth open position, the Board has nominated Michael J. Jacobson and Marc Roskam to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2013. The Board recommends that shareholders vote for the appointment of Mr. Jacobson for this position.

6.	For the sixth open position, the Board has nominated John Lewis and Marc Roskam to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2013. The Board recommends that shareholders vote for the appointment of Mr. Lewis for this position.

7.	For the seventh open position, the Board has nominated Charles W. Peffer and Marc Roskam to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2013. The Board recommends that shareholders vote for the appointment of Mr. Peffer for this position.

8.	For the eighth open position, the Board has nominated Kirk P. Pond and Marc Roskam to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2013. The Board recommends that shareholders vote for the appointment of Mr. Pond for this position.

9.	For the ninth open position, the Board has nominated Michael Ward and Marc Roskam to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2013. The Board recommends that shareholders vote for the appointment of Mr. Ward for this position.

10.	For the tenth open position, the Board has nominated Stephen Zide and Marc Roskam to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2013. The Board recommends that shareholders vote for the appointment of Mr. Zide for this position.

The persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of Mr. Wroe, Ms. Sullivan, Mr. Campbell, Mr. Edgerley, Mr. Jacobson, Mr. Lewis, Mr. Peffer, Mr. Pond, Mr. Ward and Mr. Zide, unless otherwise directed. In the event that any of the nominees become unavailable for election at the General Meeting, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion as recommended by the Board of Directors. Except for Ms. Sullivan and Mr. Campbell, each of the nominees is currently a member of our Board of Directors.

Information concerning the nominees to the Board of Directors is set forth below.

Thomas Wroe, Jr., 61, has served as Chief Executive Officer, Executive Director and Chairman of the Board of Directors of the Company since its initial public offering in March 2010. Prior to the initial public offering, Mr. Wroe was the Chief Executive Officer and a Director of our principal operating subsidiary, Sensata Technologies, Inc. (“STI”), since the completion of the 2006 Acquisition (as defined in “Certain Relationships and Related Transactions-2006 Acquisition”) and Chairman of the Board of STI since June 2006. Mr. Wroe served as the President of the Sensors & Controls business of Texas Instruments since June 1995 and as a Senior Vice President of Texas Instruments since March 1998. Mr. Wroe was with Texas Instruments since 1972, and prior to becoming President of the Sensors & Controls business, Mr. Wroe worked in various engineering and business management positions.

Mr. Wroe is a member of the Executive Committee of the Massachusetts Business Roundtable, is a member of the Board of Trustees of the Massachusetts Taxpayers Foundation, and is a Director of the Chase Corporation. In addition, he is a member of the Board of Advisors to Boston College’s Carroll School of Management, and he is the Chairman of the Board of Directors of Cape Cod Healthcare and past Chairman of the Board of the Associated Industries of Massachusetts.

Mr. Wroe brings significant senior leadership, operational, industry and technical experience to the Board. He has extensive knowledge of the former Sensors & Controls business, including its historical development, and important relationships with our major customers. Mr. Wroe has been an important contributor to the expansion of our business through both organic growth and acquisitions, and as CEO, Mr. Wroe has direct responsibility for our strategy and operations.

Martha Sullivan, 55, has served as President and Chief Operating Officer of the Company since September 2010. Ms. Sullivan previously served as Executive Vice President and Chief Operating Officer since the Company’s initial public offering. Ms. Sullivan served in the same capacity with STI since September 2010 and previously served as Executive Vice President and Chief Operating Officer of STI since January 2007 and as Chief Operating Officer of STI since the completion of the 2006 Acquisition. Ms. Sullivan served as Sensor Products Manager for the sensors and controls business of Texas Instruments since June 1997 and as a Vice President of Texas Instruments since 1998. Ms. Sullivan was with Texas Instruments since 1984 in various engineering and management positions, including Automotive Marketing Manager, North American Automotive General Manager and Automotive Sensors and Controls Global Business Unit Manager.

Past and present external positions include the Key Executive Council at Rensselaer Polytechnic Institute, President’s Alumni Council at Michigan Technological University, and Ford International Supplier Advisory Council. She was recently inducted into the Academy of Mechanical Engineering at Michigan Tech, and holds an Honorary Doctorate in Philosophy from that institution. Ms. Sullivan would join the Board effective January 1, 2013.

Ms. Sullivan brings significant senior leadership, operational, industry and technical experience to the Board. She has extensive knowledge of the former Sensors & Controls business, including its historical development, and important relationships with our major customers. Ms. Sullivan has been an important contributor to the expansion of our business through both organic growth and acquisitions, and as President and COO, she has guided the execution of our strategy and operations.

Lewis Campbell, 65, was Chairman of the Board and Chief Executive Officer of Textron Inc. before retiring on December 1, 2009. Following his retirement from the company, he continued as non-executive Chairman until he retired from the board on August 31, 2010. During his tenure at Textron, Mr. Campbell played a key role in transforming Textron’s strategic and operational focus, reshaping its portfolio of businesses, and leading the company to realize enterprise-wide synergies to achieve greater operating efficiencies. Mr. Campbell joined Textron in 1992, was named CEO in July 1998 and was appointed Chairman in February 1999. Previously, Mr. Campbell had a 24-year career at General Motors (GM) and held a number of key management positions in GM’s Rochester Products Division; Chevrolet-Pontiac, GM Canada Group; and GM/UAW Quality Network. In 1988, he was named a Vice President of GM as the General Manager of the Flint Automotive Group. In 1991, he served as General Manager of GMC’s Truck Division. Mr. Campbell is a Director of Bristol-Myers Squibb, a member of the Business Council, and a member of the Board of Trustees for Noblis; a nonprofit science, technology, and strategy organization. He is also an advisor to Caldera Ventures, LLC and a member of their investment committee.

Mr. Campbell has demonstrated exceptional operational and executive leadership ability as the former CEO of a successful global, multi-industry company. With his focus on operational efficiencies and his experience in a wide range of industries coupled with his firsthand knowledge of the many issues facing public company boards and their committees, he is well positioned to help guide the Company through its next phase of global growth.

Paul Edgerley, 56, has served as a Director of the Company since its initial public offering. Prior to the initial public offering, Mr. Edgerley served as a Director of STI since the completion of the 2006 Acquisition. Since 1990, Mr. Edgerley has been a Managing Director of Bain Capital, and prior to that was a Principal at Bain Capital since 1988. Prior to joining Bain Capital, Mr. Edgerley spent five years at Bain & Company where he worked as a consultant and a manager in the healthcare, information services, retail and automobile industries. Previously he was a Certified Public Accountant with Peat Marwick Mitchell & Company. Mr. Edgerley also serves on the Board of Directors of Steel Dynamics, Inc., HD Supply Inc., MEI Conlux Holdings, Inc., The Boston Celtics, and Hero Moto Corporation.

Mr. Edgerley brings to the Board extensive experience in corporate strategy development. Mr. Edgerley has had significant involvement with the Company since the 2006 Acquisition, and has served as a director of numerous public and private companies during his career in private equity, consulting and accounting.

Michael J. Jacobson, 61, has served as a Director of the Company since its initial public offering. Mr. Jacobson is a Director and the President of PGE Management, Inc. and Jacobson Group, Inc., both of which are real estate investment and development companies, where he has worked since 1992 and 1994, respectively. Prior to founding PGE Management, Mr. Jacobson was the President and Chief Executive Officer of Vetco Gray, Inc. from 1988 until 1991. Previously, Mr. Jacobson was a Vice President at Bain & Company, where he worked in the health care, oil field services, steel and textile industries. From 2004 until 2007, Mr. Jacobson also served on the Springfield, Massachusetts Finance Control Board, a position to which he was appointed by former Governor Mitt Romney.

Mr. Jacobson brings to the Board strong practical financial, consulting and executive experience.

John Lewis, 47, has served as a Director of the Company since its initial public offering. Prior to the initial public offering, Mr. Lewis served as a Director of STI since the completion of the 2006 Acquisition. John Lewis is a Partner and Chief Investment Officer of Unitas Capital, which he joined in 1999. Prior to that, Mr. Lewis was at Chase Capital Partners in Asia and New York. Mr. Lewis also serves on the Board of Directors of Edwards Group Ltd., AITS Cayman Limited, Exego Group Pty Ltd., and HYVA Group.

Through his extensive experience in investment banking and private equity, Mr. Lewis brings to the Board deep knowledge about Asia, a key growth market for the Company, a strong financial background and experience serving on the Boards of numerous companies.

Charles W. Peffer, 64, has served as a Director of the Company since its initial public offering. Mr. Peffer was a partner of KPMG LLP and its predecessor firms from 1979 until his retirement in 2002. Mr. Peffer served in KPMG’s Kansas City office as Partner in Charge of Audit from 1986 to 1993 and as Managing Partner from 1993 to 2000. Mr. Peffer is a Director of Garmin, Ltd., and the Commerce Funds, a family of eight mutual funds.

Mr. Peffer brings to the Board extensive practical and management experience in public accounting and corporate finance, including significant experience with KPMG and its predecessor firms. Mr. Peffer also brings leadership expertise through his directorship roles in other public companies, including service on audit committees.

Kirk P. Pond, 67, has served as a Director of the Company since its 2011 annual general meeting of shareholders. Mr. Pond was the President and Chief Executive Officer of Fairchild Semiconductor International, Inc. from June 1996 until May 2005. He also served as the Chairman of Fairchild’s Board of Directors from 1997 until June 2006. Prior to his service with Fairchild and its predecessor, National Semiconductor, Mr. Pond served in executive positions with Timex Corporation and Texas Instruments. Mr. Pond served as a member of the Board of Directors of the Federal Reserve Bank of Boston from January 2004 until January 2007, and he currently serves on the Board of Directors of Wright Express Corporation and Brooks Automation, Inc. Mr. Pond has also served on the Advisory Board of the University of Arkansas Engineering School since 1987.

Mr. Pond brings to the Board significant executive leadership experience as the former Chief Executive Officer of a successful public company. In addition, his broad background in technology, manufacturing, global marketing and finance will give the Board and the Company’s management additional insights and perspective on the Company’s business and strategy.

Michael Ward, 48, has served as a Director of the Company since its initial public offering. Prior to the initial public offering, Mr. Ward served as Director of STI since the completion of the 2006 Acquisition. Mr. Ward is a Managing Director of Bain Capital and joined the firm in 2003. Prior to joining Bain Capital, Mr. Ward was President and Chief Operating Officer of Digitas Inc. from March 1998 to 2003 and previously was Vice President of Digitas from August 1997. Prior to Digitas, Mr. Ward spent four years with Bain & Company and nine years with PricewaterhouseCoopers LLP. Mr. Ward serves on the Board of Directors of The Weather Channel.

Through his experience in private equity and accounting and as a Senior Executive at Digitas, Mr. Ward brings to the Board senior leadership experience and significant expertise in the operations and finances of multinational companies. In addition, Mr. Ward has had significant involvement with the Company since the 2006 Acquisition, and has served as a director of numerous public and private companies during his career in private equity, industry and accounting.

Stephen Zide, 52, has served as a Director of the Company since its initial public offering. Prior to the initial public offering, Mr. Zide served as a director of STI since the completion of the 2006 Acquisition. Mr. Zide has been a Managing Director of Bain Capital since 2001 and joined the firm in 1997. From 1998 to 2000, Mr. Zide was a Managing Director of Pacific Equity Partners, a strategic partner of Bain Capital in Sydney, Australia. Prior to joining Bain Capital, Mr. Zide was a partner of the law firm Kirkland & Ellis LLP, where he was a founding member of the New York office and specialized in representing private equity and venture capital firms. Mr. Zide also serves on the Board of Directors of Innophos Holdings, Inc., HD Supply Inc., The Weather Channel, and Trinseo (f/k/a Styron, LLC).

Mr. Zide brings to the Board extensive negotiating and financing expertise gained from his training and experience as a legal advisor and then a private equity professional and financial advisor. In addition, Mr. Zide has had significant involvement with the Company since the 2006 Acquisition, and has served as a director of numerous public and private companies during his career in private equity and law.

Marc Roskam, 47, has served as the Company’s Director of European Finance since February 2010. Prior to that, Mr. Roskam served as Manager of Finance and Information Technology for RPC Group, a European producer of rigid plastic packaging, from January 2009 to January 2010, and as Director of European Finance and International Treasurer for Polaroid from January 2000 to October 2008.

Mr. Roskam brings to the Board more than twenty years of experience with managing the financial aspects of multinational companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF WROE, SULLIVAN, CAMPBELL, EDGERLEY, JACOBSON, LEWIS, PEFFER, POND, WARD AND ZIDE.

PROPOSAL 2—RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITOR

The Audit Committee of our Board of Directors has selected Ernst & Young LLP as independent auditor for the fiscal year ending December 31, 2012 and has further directed that management submit the selection of the independent auditor for ratification by the shareholders at the General Meeting. A proposal to ratify the appointment of Ernst & Young will be presented at the General Meeting. Ernst & Young was the Company’s independent auditor during the fiscal year ended December 31, 2011.

Dutch law requires shareholder ratification of the selection of Ernst & Young as our independent auditor. If this proposal is not approved by our shareholders at the General Meeting, the Audit Committee will reconsider its selection of Ernst & Young.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the General Meeting will be required to ratify the selection of Ernst & Young.

Audit Fees

The aggregate fees billed for professional services rendered for the Company by Ernst & Young, the Company’s independent auditor, for the years ended December 31, 2011 and 2010 were:

	2011	2010
	(in thousands)
Audit Fees	$3,217	$3,392
Audit-Related Fees	107	96
Tax Fees	756	694
All Other Fees	3	10

Total Fees	$4,083	$4,192

“Audit Fees” include fees billed to the Company for professional services and expenses relating to the audit and review of the financial statements of the respective years. For the fiscal years ended December 31, 2011 and 2010, audit fees included fees for professional services and expenses relating to the reviews of our and/or Sensata Technologies B.V.’s quarterly financial statements for the quarters ended March 31, 2010 through September 30, 2011 filed on Form 10-Q and the audit of our and/or Sensata Technologies B.V.’s annual financial statements and our and/or Sensata Technologies B.V.’s Annual Report on Form 10-K for each of fiscal years 2011 and 2010. “Audit Fees” also include fees relating to the performance of statutory audits at certain of our non-U.S. subsidiaries and procedures relating to our Form S-1 and Form S-8 filings with the U.S. Securities and Exchange Commission.

“Audit-Related Fees” include fees billed to the Company in the respective fiscal year for professional services and expenses primarily related to the audit of the Company’s employee benefit plans.

“Tax Fees” include fees billed to the Company for professional services and expenses principally related to tax planning, tax consulting and tax compliance. Fees associated with tax compliance services were approximately $474 thousand and $433 thousand for the years ended December 31, 2011 and 2010, respectively.

“All Other Fees” include fees billed to the Company for subscription to Ernst & Young’s accounting research tool.

No other professional services were rendered or fees were billed by Ernst & Young for the years ended December 31, 2011 and 2010.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, Ernst & Young. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of our Audit Committee members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. All audit-related and tax services for fiscal years 2011 and 2010 were pre-approved by the Audit Committee of the Company or, prior to our initial public offering, the Audit Committee of our subsidiary, Sensata Technologies, Inc.

The Audit Committee has determined that the rendering of the services, other than the audit services, by Ernst & Young, is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR FISCAL YEAR 2012.

PROPOSAL 3—ADOPTION OF DUTCH STATUTORY ANNUAL ACCOUNTS FOR 2011

At the General Meeting, our shareholders will be asked to adopt our Dutch statutory annual accounts for the year ended December 31, 2011 (the “2011 Annual Accounts”) and to authorize the preparation of our 2011 Annual Accounts and annual report of our management (the “2011 Management Report”) in the English language, as required under Dutch law and our Articles of Association. We will also report on the business and the results of operations for the year ended December 31, 2011 based on the 2011 Annual Accounts.

Our 2011 Annual Accounts are audited and prepared in accordance with International Financial Reporting Standards. The 2011 Annual Accounts contain certain disclosures not required under generally accepted accounting principles in the United States (“US GAAP”). The 2011 Management Report required by Dutch law, which is similar to the Management’s Discussion and Analysis of Results of Operations and Financial Condition included in the 2011 Annual Report to Shareholders, also contains information included in our Annual Report on Form 10-K and other information required by Dutch law. A copy of the 2011 Annual Accounts can be accessed through our website, www.sensata.com, and may be obtained free of charge by request to Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Director, Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703, or investors@sensata.com. Approval of this proposal will constitute approval of the matters set forth in the 2011 Annual Accounts and the 2011 Management Report.

In addition, under Dutch law, we are required to provide shareholders with an opportunity at the General Meeting to discuss our dividend policy and any major changes in that policy. Shareholders will not be entitled to adopt a binding resolution determining our future dividend policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF OUR 2011

ANNUAL ACCOUNTS AND THE AUTHORIZATION OF THE PREPARATION OF OUR 2011

ANNUAL ACCOUNTS AND 2011 MANAGEMENT REPORT IN THE ENGLISH LANGUAGE.

PROPOSAL 4—DISCHARGE OF MEMBERS OF OUR BOARD OF DIRECTORS FROM CERTAIN LIABILITIES FOR FISCAL YEAR 2011

At the General Meeting, as permitted under Dutch law and customary for Dutch companies, we are asking our shareholders to discharge the members of our Board of Directors from liability with respect to the exercise of their management and supervisory duties during our fiscal year ended December 31, 2011. If our shareholders approve this discharge of liability, then our Board members will not be liable to the Company for actions that they took on behalf of the Company in the exercise of their duties during fiscal year 2011. However, the discharge does not apply to matters that are not disclosed to our shareholders, and it does not affect the liability, if any, of our Board of Directors to our shareholders. The discharge is also subject to the provisions of Dutch law relating to liability upon bankruptcy.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE DISCHARGE OF THE MEMBERS OF OUR BOARD OF DIRECTORS FROM LIABILITY FOR FISCAL YEAR 2011.

PROPOSAL 5—AMENDMENT TO THE REMUNERATION POLICY

At the General Meeting, our shareholders will be asked to approve a proposed amendment to the remuneration policy of our Board of Directors. Currently, directors receive, inter alia, compensation in the form of stock options to purchase ordinary shares with an aggregate value as of the grant date of $80,000, which options are granted annually for service as a director. Our Board of Directors has proposed to increase the value of the stock options to $120,000, which our Board believes is competitive with our peer companies as described in “Executive Compensation-Compensation Discussion and Analysis-Compensation Benchmarking and Survey Data.” If the amendment to the value of the stock option grant is approved by shareholders, the remuneration policy of our Board of Directors would consist of the following:

1.	$50,000 annually for service on the Board of Directors;

2.	Stock options to purchase ordinary shares with an aggregate value as of the grant date of $120,000, which options shall be granted in connection with an individual’s first election to the Board of Directors;

3.	Stock options to purchase ordinary shares with an aggregate value as of the grant date of $120,000, which options shall be granted annually for service of the Board of Directors;

4.	$10,000 annually for service on the Audit Committee, and an additional $10,000 annually for service as the Chairman of the Audit Committee;

5.	$5,000 annually for service on the Compensation Committee, and an additional $5,000 annually for service as the Chairman of the Compensation Committee; and

6.	$4,000 annually for service on the Nominating and Governance Committee, and an additional $4,000 annually for service as the Chairman of the Nominating and Governance Committee.

Additionally, all members of the Board of Directors are eligible to receive stock options and other equity-based awards, when and as determined by the Compensation Committee. The Company is authorized to reimburse each member of the Board of Directors for all reasonable out-of-pocket expenses incurred in connection with their service as a member of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE REMUNERATION POLICY OF THE BOARD OF DIRECTORS.

PROPOSAL 6—EXTENSION OF AUTHORITY OF OUR BOARD OF DIRECTORS TO REPURCHASE AS MANY SHARES IN THE CAPITAL OF THE COMPANY AS IS PERMITTED BY LAW AND THE COMPANY’S ARTICLES OF ASSOCIATION FOR 18 MONTHS

Under Dutch law and our Articles of Association, our Board of Directors may, subject to certain Dutch statutory provisions, be authorized to repurchase issued ordinary shares on our behalf in an amount, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this proposal will allow us to have the flexibility to repurchase our ordinary shares without the expense of calling special shareholder meetings. Such authorization may not continue for more than 18 months, but may be given on a rolling basis. At a special meeting of shareholders held on May 10, 2011, our shareholders authorized our Board of Directors for a period of 18 months to repurchase as many shares in the capital of the Company as is permitted by law and the Company’s Articles of Association, on the open market, through privately negotiated repurchases or in self-tender offers, at prices per share not less than the nominal value of a share and not higher than 110% of the market price at the time of the transaction. During the fiscal year ended December 31, 2011, we did not repurchase any ordinary shares under this authority.

Our Board of Directors believes that we would benefit by extending the authority of the Board to repurchase our ordinary shares. For example, to the extent our Board of Directors believes that our ordinary shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital may represent an attractive investment for us. Such ordinary shares could be used for any valid corporate purpose, including use under our compensation plans, sale in connection with the exercise of outstanding options, or for acquisitions, mergers or similar transactions. The reduction in our issued capital resulting from any such purchases will increase the proportionate interest of the remaining shareholders in our net worth and whatever future profits we may earn. However, the number of shares repurchased, if any, and the timing and manner of any repurchases would be determined by our Board of Directors in light of prevailing market conditions, our available resources and other factors that cannot now be predicted.

In order to provide us with sufficient flexibility, our Board of Directors proposes that our shareholders again grant authority for the repurchase of as many shares in the capital of the Company as is permitted by law and the Company’s Articles of Association, on the open market, through privately negotiated repurchases or in self-tender offers, at prices per share not less than the nominal value of a share and not higher than 110% of the market price at the time of the transaction. Such authority would extend for 18 months from the date of the General Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE EXTENSION OF AUTHORITY OF THE BOARD OF DIRECTORS TO REPURCHASE AS MANY SHARES IN THE CAPITAL OF THE COMPANY AS IS PERMITTED BY LAW AND THE COMPANY’S ARTICLES OF ASSOCIATION FOR 18 MONTHS.

PROPOSAL 7—EXTENSION OF AUTHORITY OF OUR BOARD OF DIRECTORS TO ISSUE ORDINARY SHARES AND/OR PREFERRED SHARES AND/OR GRANT RIGHTS TO ACQUIRE OUR SHARES, AND TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS FOR A PERIOD OF 5 YEARS

At the General Meeting, our shareholders will be asked to approve a further extension of the designation of our Board of Directors to issue ordinary shares and/or preferred shares and/or grant rights to acquire shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares as of the date of the General Meeting or any time in the future, and to limit or exclude preemptive rights in respect of the issuance of shares or the grant of the right to acquire shares, for a five-year period from the date of the General Meeting. Under Dutch law and our Articles of Association, shareholders have a pro rata preemptive right to subscribe for any shares issued for cash unless such right is limited or excluded. Shareholders have no preemptive right with respect to any shares issued for consideration other than cash or pursuant to certain employee share plans. Shareholders also have a pro rata preemptive right to participate in any grant of the right to acquire shares for cash, other than certain grants under employee share plans.

At the general meeting of our shareholders held on May 10, 2011, our shareholders approved a proposal similar to the one set forth herein. That five-year period will expire on May 10, 2016.

If this proposal is approved by shareholders, our Board of Directors will have the authority to issue ordinary shares and/or preferred shares at such price (but not less than nominal value), and upon such terms and conditions, as our Board of Directors in its discretion deems appropriate, based on the Board’s determination of what is in the best interests of the Company at the time such shares are issued or the right to acquire such shares is granted. Our Board of Directors will also, if this proposal is approved by shareholders, have the authority to exclude pre-emptive rights with respect to any issuance of ordinary shares and/or preferred shares or grant of the right to acquire shares, in the event that the Board in its discretion believes that exclusion of pre-emptive rights with respect to any issuance of ordinary shares and/or preferred shares, or grant of the right to acquire shares, is in the best interests of the Company.

The authority of the Board of Directors to issue shares would be subject to compliance with the applicable rules of the New York Stock Exchange.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE EXTENSION OF AUTHORITY OF THE BOARD OF DIRECTORS TO ISSUE ORDINARY SHARES AND/OR PREFERRED SHARES AND/OR GRANT RIGHTS TO ACQUIRE OUR SHARES, AND TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS FOR A PERIOD OF 5 YEARS.

PROPOSAL 8— AMENDMENT TO OUR ARTICLES OF ASSOCIATION

At the General Meeting, our shareholders will be asked to approve an amendment to our Articles of Association and to authorize the Chairman of our Board of Directors and each employee of Loyens & Loeff to execute the amendment in front of R. van Bork, Civil Law Notary in Amsterdam, The Netherlands or his Deputy.

Our Board of Directors, in its continuing review of corporate governance matters and after careful consideration, has concluded that it is advisable and in the best interests of the Company and its shareholders to amend and restate Article 18.1 of our Articles of Association to state in its entirety:

“18.1	The Board may appoint one of its Non-Executive Directors to be its chairman for such period as the Board may decide.”

Our Articles of Association currently provide that our Board of Directors will appoint one of the Company’s Executive Directors or Non-Executive Directors to be Chairman for such period as our Board may decide. Our Board of Directors has proposed this change in order to align this provision of our Articles of Association with a change to Dutch law which provides that Executive Directors cannot be appointed as Chairman of the Board. The change to Dutch law is expected to take effect on July 1, 2012.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO OUR ARTICLES OF ASSOCIATION AND THE AUTHORIZATION OF THE CHAIRMAN OF

THE BOARD OF DIRECTORS AND EACH EMPLOYEE OF LOYENS & LOEFF N.V.

TO EXECUTE THE AMENDMENT.

CORPORATE GOVERNANCE STANDARDS AND BOARD OF DIRECTORS

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that specify, among other things, the responsibilities, expectations and operations of our Board of Directors as well as general qualification criteria for directors. Our Corporate Governance Guidelines are available on our website at www.sensata.com. In addition, free copies of the guidelines may be obtained by shareholders upon request by contacting the Director, Investor Relations at (508) 236-1069. The Corporate Governance Guidelines are reviewed by our Nominating and Governance Committee, and changes are recommended to our Board for approval as appropriate.

Code of Business Conduct and Ethics; Code of Ethics for Senior Financial Employees

We have adopted a Code of Business Conduct and Ethics governing the conduct of our personnel, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. In addition, we have adopted a Code of Ethics for Senior Financial Employees. Copies of the current Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Employees are available on our website at www.sensata.com. In addition, free copies of the codes may be obtained by shareholders upon request by contacting the Director, Investor Relations at (508) 236-1069.

In the event that any amendment is made to either code of ethics, and such amendment is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will disclose the nature of any such amendment on our website within four business days following the date of the amendment. In the event that we grant a waiver, including an implicit waiver, from a provision of either code of ethics, to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will disclose the nature of any such waiver, including the name of the person to whom the waiver is granted and the date of such waiver, on our website within four business days following the date of the waiver. Our website address is www.sensata.com.

Board Leadership Structure

Mr. Wroe has served as Executive Chairman of the Board and Chief Executive Officer since our initial public offering in March 2010. We believe this traditional leadership structure has benefited the Company. We believe that the combined Chairman/CEO role has helped provide strong, unified leadership for our management team and Board of Directors, particularly during our transition from a private company to a public company. However, due to changes in Dutch law scheduled to take effect on July 1, 2012 and other factors considered by our Board, following the General Meeting, we expect Mr. Wroe to resign from his position as Chairman of the Board. Mr. Wroe will continue as an Executive Director if re-elected at the General Meeting.

Ms. Sullivan, if elected, will join our Board of Directors as an Executive Director, effective January 1, 2013.

We expect that Mr. Edgerley will be selected as the Non-Executive Chairman of the Board upon Mr. Wroe’s resignation as Chairman.

Risk Oversight

Our Board is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy, the most significant risks facing the Company and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee oversight of the Company’s risk management process. Among its duties, the Audit Committee (a) reviews with management Company policies with respect to risk assessment and management of risks that may be material to the Company, including the risk of fraud, (b) reviews the integrity of the Company’s financial reporting processes, both internal and external, including reviewing management’s report on its assessment of the effectiveness of internal control over financial reporting as of the end of each fiscal year, (c) reviews the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures and (d) review the Company’s compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks. Other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

The Company’s management is responsible for day-to-day risk management. Our internal audit function (which is not a fixed department but a rotating system of internal finance personnel) serves as the primary monitoring and testing function for company-wide policies and procedures. Company management is responsible for managing the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Director Independence

Certain rules of the New York Stock Exchange require that a majority of the members of our Board of Directors be “independent directors,” that the Audit Committee of our Board comprise only “independent directors” and that a majority of the members of each of the Compensation Committee and the Nominating and Governance Committee of the Board be “independent directors,” in each case, as defined under the rules of the New York Stock Exchange. There are exceptions to certain of these independence requirements for “controlled companies.”

Based upon the information submitted by each director, the Board has determined that Messrs. Jacobson, Peffer and Pond is each an “independent director,” as such term is defined in the rules of the New York Stock Exchange. In addition, the Board has determined that Mr. Campbell would qualify as an independent director under the rules of the New York Stock Exchange. We are a “controlled company” under the rules of the New York Stock Exchange because more than 50% of our outstanding voting power is held by Sensata Investment Company S.C.A. (“Sensata Investment Co.”). We rely upon the “controlled company” exception to the Board of Directors and committee independence requirements under the New York Stock Exchange. Pursuant to this exception, we are exempt from the rules that would otherwise require that our Board of Directors consist of a majority of independent directors and that our Compensation Committee and Nominating and Governance committee be composed entirely of independent directors. The “controlled company” exception does not modify the independence requirements for the audit committee, and we comply with the requirements of the Sarbanes-Oxley Act and the New York Stock Exchange rules. The Board regularly re-evaluates the independence of each director and may in the future determine that other current directors are independent under the rules of the New York Stock Exchange.

Executive Sessions

In accordance with our Corporate Governance Guidelines, our Non-Executive Directors meet in executive sessions on a periodic basis without management. The presiding director, for purposes of leading these meetings, is Mr. Edgerley, when these executive sessions take place in connection with Board meetings, and the Chairman of the standing committee, when these executive sessions take place in connection with standing committee meetings.

Shareholder Communications with the Board of Directors

Any shareholders or other interested parties who have concerns that they wish to make known to the Company’s Non-Executive Directors should send any such communication to the Chairman of the Audit Committee in care of the offices of the Company’s U.S. operating subsidiary, Sensata Technologies, Inc., at 529 Pleasant Street, Attleboro, Massachusetts 02703. All such communication will be reviewed by the Chairman of the Audit Committee and discussed with the committee, which will determine an appropriate response or course of action. Examples of inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints or suggestions) or raises grievances that are personal to the person submitting the communication.

Board Committees and Meetings

During fiscal year 2011, our Board of Directors held six (6) meetings. We have no policy regarding director attendance at our General Meeting.

Our Audit, Compensation and Nominating and Governance committees were formed by the Board in connection with our initial public offering in March 2010. The following table provides membership information as of December 31, 2011 for the Audit, Compensation and Nominating and Governance committees of our Board of Directors:

Name	Audit	Compensation	Nominating and Governance
Thomas Wroe, Jr.	—	—	X*
Ed Conard	—	—	—
Paul Edgerley	—	—	X
Michael J. Jacobson	X	—	—
John Lewis	—	—	X
Seth Meisel	—	—	—
Charles W. Peffer	X*	—	—
Kirk Pond	X	—	—
Michael Ward	—	X*	X
Stephen Zide	—	X	—

*	Committee Chairperson

Below is a description of the Audit, Compensation and Nominating and Governance committees of our Board of Directors and information regarding committee meetings held in fiscal year 2011. The charter for each of our committees is available on the investor relations page of our website at www.sensata.com. You may contact the Director, Investor Relations at (508) 236-1069 for a printed copy of these documents.

Audit Committee

Our Audit Committee is currently composed of three directors: Messrs. Peffer (who serves as Chairman), Jacobson and Pond, each of whom is an independent director for audit committee purposes according to the rules and regulations of the SEC and the New York Stock Exchange. Each member of the Audit Committee has the ability to read and understand fundamental financial statements. Our Board has determined that Mr. Peffer is an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.

The primary function of the Audit Committee is to serve as an independent and objective party to oversee our accounting and financial reporting processes and internal control system; to pre-approve all auditing and non-auditing services to be provided by our independent auditor; to review and oversee the audit efforts of our independent auditor; and to provide an open avenue of communication among the independent auditor, financial and senior management and our Board. The Audit Committee is responsible for (1) recommending the appointment, retention, termination and compensation of our independent auditors to our shareholders, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of our financial statements, the independent auditors’ qualifications and independence, the performance of our independent auditors and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing our independent auditors’ report describing the auditing firms’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of our auditing firm, (5) discussing our annual audited financial and quarterly statements with management and our independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies from time to time, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and our independent auditor, (9) reviewing with our independent auditor any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of our independent auditors, (11) handling such other matters that are specifically delegated to the Audit Committee by the Board of Directors from time to time and (12) reporting regularly to the full Board of Directors. The Audit Committee met four (4) times during fiscal year 2011.

Compensation Committee

The Compensation Committee has oversight responsibility relating to the compensation of our executive officers and directors and the administration of awards under our equity incentive plans. During fiscal year 2011, the Company was a “controlled company” within the meaning of the rules of the New York Stock Exchange and was not required to have a Compensation Committee comprised solely of independent directors.

The Compensation Committee is responsible for (1) reviewing compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the Compensation Committee by the Board of Directors from time to time. The Compensation Committee met two (2) times during fiscal year 2011.

The members of the Compensation Committee, Messrs. Ward and Zide, are Managing Directors of Bain Capital. The Company and Bain Capital or its affiliates have entered into certain transactions, as disclosed under “Certain Relationships and Related Transactions-”-The Investor Rights Agreement,” “-Securityholders Agreement” and “Administrative Services Agreement.”

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board by identifying individuals qualified to become members of the Board of Directors consistent with criteria set by the Board and to develop our corporate governance principles. This committee’s responsibilities include: (1) evaluating the composition, size and governance of the Board and its committees and making recommendations regarding future planning and the appointment of directors to our committees, (2) establishing a policy for considering shareholder nominees for election to the Board, (3) evaluating and recommending candidates for election to the Board, (4) overseeing the performance and self-evaluation process of the Board and developing continuing education programs for our directors, (5) reviewing our corporate governance principles and providing recommendations to the Board regarding possible changes and (6) reviewing and monitoring compliance with our code of ethics and our insider trading policy. During fiscal year 2011, the Company was a “controlled company” within the meaning of the rules of the New York Stock Exchange and was not required to have a Nominating and Governance Committee comprised solely of independent directors. The Nominating and Governance Committee will consider nominees for election or appointment to our Board that are recommended by shareholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompanies the recommendations. Such recommendations should be submitted in writing to the attention of the Nominating and Governance Committee, Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Director, Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703 and should not include self-nominations. The Nominating and Governance Committee met two (2) times during fiscal year 2011.

One of the goals of the Nominating and Governance Committee is to assemble a Board of Directors that offers a variety of perspectives, backgrounds, knowledge and skills derived from high-quality business and professional experience. The Nominating and Governance Committee annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our shareholders.

The Nominating and Governance Committee generally will evaluate each candidate for election to our Board of Directors based on the extent to which the candidate contributes to the range of talent, skill, experience and expertise appropriate for the Board generally, as well as the candidate’s integrity, business acumen, understanding of our industry and business, diversity, potential conflicts of interest, availability, independence of thought and overall ability to represent the interests of our shareholders. The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Although the Nominating and Governance Committee uses these and other criteria as appropriate to evaluate potential nominees, it has no stated minimum criteria for nominees. The Nominating and Governance Committee may engage, for a fee, search firms to identify and assist the Committee with identifying, evaluating and screening candidates for our Board.

In evaluating candidates for election to our Board of Directors, the Nominating and Governance Committee and our Board seek the most qualified individuals based on the criteria and desired qualities described above and consider diversity in the following manner. We believe a diversity of professional backgrounds enhances our Board of Director’s performance of its leadership and oversight functions in that directors with a variety of professional experience and expertise will be able to view all of the different elements and aspects of our business from different critical viewpoints and ask questions and make proposals and decisions from a broader range of professional views. Such diversity enables a broader critical review of more aspects of our business which we believe enhances, among other things, the Board’s oversight of our risk management processes.

Attendance at Board and Committee Meetings

Each of our directors attended at least 75% of the total number of meetings of the Board and meetings held by all committees of the Board on which such director served during fiscal year 2011.

Family Relationships

There are no family relationships between any of our executive officers or directors.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an officer or employee of the Company, and none of our executive officers served as a member of the Board of Directors or compensation committee, or other committee serving an equivalent function, of any other third-party entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee or any Board committee of any of our subsidiaries. There are, and during fiscal 2011 there were, no interlocking relationship between any of our executive officers and the Compensation Committee, on the one hand, and the executive officers and compensation committee of any other companies, on the other hand.

Report of the Audit Committee of the Board of Directors

In executing its responsibilities, the Audit Committee has reviewed and discussed our audited financial statements with our management. The Audit Committee has also discussed with the Company’s independent auditor the overall scope and plans for their audits of the Company. Furthermore, the Audit Committee has discussed with our independent auditor the matters required to be discussed by SAS 61, as amended. In addition, the Audit Committee has received written disclosures and a letter from our independent auditor delineating all relationships between them and us, consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with them matters pertaining to their independence. The Audit Committee also considered whether the additional services unrelated to audit services performed by Ernst & Young during the fiscal year ended December 31, 2011 were compatible with maintaining their independence in performing their audit services. In addition, the Audit Committee met with the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC. The Audit Committee and Board of Directors have also recommended the selection of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2012.

From the members of the Audit Committee of Sensata Technologies Holding N.V.:

Charles Peffer, Chairman

Michael J. Jacobson

Kirk Pond

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors has adopted a statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. Our general counsel will then promptly communicate that information to our Audit Committee. No related person transaction will be consummated or will continue without the approval or ratification of our Audit Committee. If advance Audit Committee approval is not feasible, then the related person transaction shall be considered and may be ratified, modified or terminated as the Audit Committee may determine at its next regularly scheduled meeting. In determining whether to approve or ratify a related party transaction, our Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. It is our policy that directors interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest.

2006 Acquisition

On April 27, 2006, our indirect, wholly-owned subsidiary, Sensata Technologies B.V., completed the acquisition of the sensors and controls business from Texas Instruments Incorporated (the “2006 Acquisition”). In connection with the 2006 Acquisition, we entered into a number of agreements with related parties, including our current direct and indirect controlling shareholders and members of our senior management. Certain of these agreements were amended and restated in connection with our initial public offering in March 2010. Such agreements are described below.

Investor Rights Agreement

We are party to an Amended and Restated Investor Rights Agreement, dated as of March 8, 2010 (the “Investor Rights Agreement”), with Sensata Investment Company S.C.A. (“Sensata Investment Co.”), our majority shareholder, and Sensata Management Company S.A., the manager of Sensata Investment Co. The material terms of the Investor Rights Agreement are set forth below.

Demand and Piggyback Registration Rights. Bain Capital Partners, LLC and its affiliates (collectively, “Bain Capital”) may initiate an unlimited number of registrations of its securities subject to the agreement pursuant to long-form or, if available, short-form registration. We may not include in any demand registration any securities which are not subject to the agreement without the consent of the holders of a majority of the registrable securities subject to the agreement. Whenever we or Sensata Investment Co. proposes to register any of our or its securities under the Securities Act or 1933, as amended (the “Securities Act”) (other than in an initial public offering, pursuant to a registration of Sensata Investment Co. securities demanded by Bain Capital or in connection with a registration on Form S-4 or Form S-8) then we or Sensata Investment Co., as the case may be, are obligated to include in such registration all registrable securities with respect to which we or it has received written requests for inclusion therein. If the managing underwriter of a registration advises us that the number of securities being registered exceeds the number which can be sold without adversely affecting the marketability of the offering, then we may limit the number of securities that will be included in the registration, pro rata among the respective holders thereof.

Indemnification. We have agreed to indemnify each holder of the securities covered by the Investor Rights Agreement for violations of federal or state securities laws by us or Sensata Investment Co. in connection with any registration statement, prospectus or any preliminary prospectus.

Expenses. We are generally obligated to pay all expenses with respect to any demand or piggyback registration. We will pay the expenses (other than underwriting discounts and commissions) of any such offering pursuant to the terms of the Investor Rights Agreement.

Lock Up Agreement. We, Sensata Investment Co. and each holder of registrable securities, subject to the terms of the Investor Rights Agreement, have agreed under the terms of the Investor Rights Agreement not to effect any public sale or distribution (including sales pursuant to Rule 144) of our or Sensata Investment Co.’s equity securities, as the case may be, or any securities, options or rights convertible into or exchangeable or exercisable for such securities, during (a) the seven days prior to and the 90-day period beginning on the effective date of any underwritten demand registration or any underwritten piggyback registration in which registrable securities are included, and (b) upon notice from us of the commencement of an underwritten distribution in connection with any shelf registration, the seven days prior to and the 90-day period beginning on the date of commencement of such distribution, in each case except as part of such underwritten registration, and in each case unless the underwriters managing the registered public offering otherwise agree.

Board Rights. So long as (i) Bain Capital owns any securities of Sensata Investment Co. and (ii) Bain Capital, Sensata Investment Co., the other non-employee shareholders of Sensata Investment Co. as of the date of the Investor Rights Agreement, and their respective affiliates, when taken together, continue to own at least 50% of our outstanding ordinary shares, Bain Capital has the right to determine the size of our Board of Directors and the Board of Directors of Sensata Management Company S.A., and our subsidiary, STI, and to designate each director of those entities (and each designated director must be elected), subject to any rights granted to other persons pursuant to the Investor Rights Agreement (including the rights of Bain Capital Fund IX, L.P. and Bain Capital IX Coinvestment Fund, L.P. discussed below), the Securityholders Agreement (discussed below), or applicable law. With respect to those entities formed under jurisdictions that provide for a two-tiered Board structure (i.e., a supervisory and a management Board), Bain Capital also has the right to determine the size and composition of the management Board. Bain Capital Fund IX, L.P. has the right to designate one director to our Board of Directors and the Boards of Sensata Management Company S.A. and STI and such designee must be elected. Bain Capital IX Coinvestment Fund, L.P. has the right to designate one director to our Board of Directors and the Boards of Sensata Management Company S.A. and STI and such designee must be elected. Any director appointed pursuant to one of these designations can only be removed pursuant the written request of the person with power to designate such director. All such directors designated to our Board of Directors will be subject to election by our shareholders.

Securityholders Agreement

We are party to an Amended and Restated Securityholders Agreement, dated as of March 8, 2010 (the “Securityholders Agreement”), with Sensata Investment Co., Sensata Management Company S.A., investment funds associated with Bain Capital (the “Bain Capital Funds”) and investment funds managed by Unitas Capital Ltd. (the “Unitas Funds”). The material terms of the Securityholders Agreement are set forth below. The Bain Capital Funds and the Unitas Funds are collectively referred to as the “Sponsors.”

Tag Along Rights. If the Bain Capital Funds propose to transfer any of their securities, each of the Unitas Funds will have the right, but not the obligation, to participate in such transfer subject to the terms and conditions set forth in the Securityholders Agreement. Any Unitas Fund electing to participate in a transfer has the right to participate at the same price and on the same terms as the Bain Capital Fund proposing to transfer its securities. The Unitas Funds will be entitled to sell a number of each class of securities being transferred equal to such holder’s pro rata share of such class of securities.

Piggyback Registration Rights. Whenever Sensata Investment Co. proposes to register any of its securities held by the Bain Capital Funds under the Securities Act (or any similar listed offering outside the United States), each of the Unitas Funds has the right, but not the obligation, to participate in such registration. The Unitas Funds electing to participate in a registration will be entitled to include in such registration, at the same price and on equal terms as the Bain Capital Funds, a number of each class of securities being offered equal to such holder’s pro rata share of the securities of such class as are proposed to be included by the Bain Capital Funds in the registration. The number of securities that the Bain Capital Funds and the Unitas Funds may include in the registration may be restricted if the managing underwriter advises Sensata Investment Co. that, in its opinion, the number of securities being registered exceeds the number which can be sold without adversely affecting the marketability of the offering.

In addition, if at any time Sensata Investment Co. distributes our securities to the shareholders of Sensata Investment Co. (whether in liquidation, dividend or otherwise), and we propose to register any securities held by the Bain Capital Funds under the Securities Act (or any similar listed offering outside the United States), each of the Unitas Funds has the right, but not the obligation, to participate in such registration on terms similar to those described in the preceding paragraph.

Drag Along Rights. If the Bain Capital Funds request an “approved sale” (as defined in the Securityholders Agreement), each of the Unitas Funds is obligated to vote for and consent to such sale. If the approved sale is a merger or consolidation, each of the Unitas Funds will waive any dissenter’s rights, appraisal rights or similar rights. If the approved sale is a stock transfer, each of the Unitas Funds will agree to sell its pro rata shares of each class of securities to be sold in such transfer at the same price and on the same terms and conditions as the Bain Capital Funds. Upon the receipt by the Unitas Funds of their proportional share of the purchase price, the Unitas Funds’ voting rights, rights to distributions and all other rights granted as securityholders will terminate.

Transfer Restrictions. The Unitas Funds may not transfer any of their securities covered by the Securityholders Agreement other than in connection with their participation in a sale by the Bain Capital Funds, an approved sale, a public sale or an exempt transfer. In addition, the Unitas Funds have agreed under the terms of the Securityholders Agreement not to effect any transfer of any of their securities or any other of our equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during (i) the seven days prior to and the 180-day period beginning on the effective date of an initial public offering and (ii) the seven days prior to and the 90-day period beginning on the effective date of any other public offering, except as part of any such offering or unless the underwriters managing the registration of any such offering otherwise agree. This agreement, however, is conditioned on the Unitas Funds not being subject to a longer lock-up agreement than the Bain Capital Funds.

First Amended and Restated Management Securityholders Addendum for the Company Securities Plan

All of our ordinary shares granted to members of our management, including our executive officers, under our 2006 Securities Purchase Plan (the “2006 Purchase Plan”), are subject to the First Amended and Restated Management Securityholders Addendum—Dutchco Securities Plan (the “Company Securities Plan Addendum”).

Transfer Restrictions. Management securityholders may not transfer their securities except as follows:

•	Transfers to certain permitted transferees, including family members;

•	Transfers made in connection with drag along rights or tag along rights;

•	Transfers made in connection with the termination of such holder’s employment and the exercise of the Company’s option under the 2006 Purchase Plan or any award agreement; and

•

Transfers in any public offering in connection with such holder’s registration rights or, after an initial public offering, a transfer pursuant to Rule 144 or a block sale to a financial institution in the ordinary course of its trading business.

The transfer restrictions terminate upon a change in control of our voting shares or a sale of all or substantially all of our assets.

“Tag Along” Rights. If Sensata Investment Co. sells the ordinary shares it holds of the Company, except a sale in a public offering or certain sales with affiliates, the management securityholders have the right to participate in the sale on the same terms and conditions as Sensata Investment Co., subject to certain conditions.

Each management securityholder participating in the sale will be entitled to receive the same consideration as Sensata Investment Co., except in limited circumstances where the consideration includes securities, in which case the management securityholders may be entitled to have us purchase his/her securities for cash. If the Sponsors sell more than 50% of the total voting power or economic interest of Sensata Investment Co., except a sale in a public offering or any sale between the Sponsors and their affiliates, the management securityholders have the right participate in the sale on substantially the same terms as they would if the sale instead involved the ordinary shares of the Company.

“Drag Along” Rights. If our Board of Directors approves a change in control or a sale of substantially all of our assets, the management securityholders agree, if and to the extent requested by the Board, to sell their securities on the terms and conditions of the sale. Each management securityholder must receive the same form and amount of consideration per share as received by the Bain Capital Funds and the Unitas Funds. However, in certain limited circumstances where the consideration includes securities, management securityholders may be entitled to have us, the Bain Capital Funds or the Unitas Funds, as the case may be, purchase their securities for cash. These drag along rights will terminate upon a change in control of the Company or a sale of all or substantially all of the Company’s assets.

Each management securityholder participating in a tag along or drag along sale will bear its pro rata share of costs to the extent such costs are incurred for the benefit of all holders of securities and are not otherwise paid by us or the acquiring party. However, any costs incurred by a management securityholder solely for his/her own benefit will be borne by such management securityholder.

Registration Rights. If we propose to conduct an underwritten registration of any of our securities under the Securities Act (other than in an initial public offering or in connection with registration on Form S-4 or Form S-8) and we are including in such registration any of its securities held by Sensata Investment Co. or the Sponsors and the registration form to be used may be used for the registration of the management securities, we will include upon the request of the management securityholders any securities of such holders. In any underwritten registration, if the managing underwriter advises us that in its opinion, the number of securities being registered exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, then we may restrict the number of management securities that will be included in the registration.

We will pay all registration expenses, whether or not any registration becomes effective. Additionally, we will pay for one counsel for the management securityholders in connection with the registration rights whether or not any registration becomes effective.

First Amended and Restated Management Securityholders Addendum for the Company Option Plan

All of the options granted to members of our management, including our executive officers, under our 2006 Management Option Plan (the “2006 Option Plan”) are subject to the First Amended and Restated Management Securityholders Addendum—Dutchco Option Plan (the “Company Option Plan Addendum”). The terms and conditions of the Company Option Plan Addendum are substantially the same as those of the Company Securities Plan Addendum as described above. The exceptions are as follows:

•	The management securityholders’ rights and obligations under the Company Option Plan Addendum become effective only to the extent such holder’s options are exercised; and

•	In connection with any drag along sale, each management securityholder will have the opportunity to exercise vested options prior to or in connection with the sale.

First Amended and Restated Management Securityholders Addendum for the Sensata Investment Co. Securities Plan

All of the securities granted to members of our management, including our executive officers, under the Sensata Investment Company S.C.A. First Amended and Restated 2006 Management Securities Plan are subject to the First Amended and Restated Management Securityholders Addendum (the “Sensata Investment Co. Plan Addendum”). The terms and conditions of the Sensata Investment Co. Plan Addendum are substantially the same as those of the Company Securities Plan Addendum as described above. The exceptions are as follows:

•

The management securityholders’ rights and obligations under the Sensata Investment Co. Plan Addendum are made with respect to the ordinary shares of Sensata Investment Co. and not the Company, and also include Sensata Investment Co.’s preferred equity certificates and convertible preferred equity certificates; and

•

The provisions found in the Company Securities Plan Addendum relating to the tag along rights granted in connection with a sale of Sensata Investment Co. do not apply to the Sensata Investment Co. Plan Agreement.

Administrative Services Agreement with Sensata Investment Co.

In March 2009, we and our principal shareholder, Sensata Investment Co., entered into an Administrative Services Agreement for services relating to the review of our financial statements and other administrative matters. The Administrative Services Agreement was entered into with retroactive effectiveness from January 1, 2008. We pay Sensata Investment Co. quarterly for its services, at rates equal to the actual cost incurred by Sensata Investment Co., with such rates reviewed from time to time by us and Sensata Investment Co. We paid approximately $79,000 to Sensata Investment Co. under the Administrative Services Agreement during fiscal year 2011. The Administrative Services Agreement has an indefinite term but may be terminated by either party with 30 days prior written notice. Additionally, Sensata Investment Co. and we have the right to inspect each others’ books and records. We must indemnify Sensata Investment Co. from and against any loss, cost, or expense, including reasonable attorneys’ fees, related to any act or omission in connection with the performance or nonperformance of Sensata Investment Co.’s duties under the agreement.

Directors and Officers

Paul Edgerley, Seth Meisel, Michael Ward and Stephen Zide, each a Managing Director of Bain Capital, and Ed Conard, a former Managing Director, are members of our Board of Directors. For a description of Bain Capital’s beneficial ownership of the ordinary shares held by Sensata Investment Co., see footnotes (1) and (2) to the table under the heading “Security Ownership of Certain Beneficial Owners and Management.” John Lewis, a Partner of Unitas Capital Ltd., is also a member of our Board of Directors. For a description of Unitas Capital Ltd.’s beneficial ownership of the ordinary shares held by Sensata Investment Co., see footnote (3) to the table under the heading “Security Ownership of Certain Beneficial Owners and Management.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 2, 2012, certain information regarding the ownership of our ordinary shares by (1) each person known to us to beneficially own 5% or more of our ordinary shares; (2) each of our named executive officers and directors; and (3) all of our executive officers and directors as a group.

The percentage of shares beneficially owned is based upon 177,323,717 ordinary shares outstanding as of April 2, 2012, which includes 230,085 legally issued shares that are subject to forfeiture until such shares have vested and 7,740 legally issued shares that have been forfeited but not yet legally retired and in each case are not considered outstanding for accounting purposes.

Beneficial ownership is determined in accordance with the applicable rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispute or direct the disposition thereof, or has the right to acquire such powers within 60 days. Ordinary shares subject to options that are currently exercisable or exercisable within 60 days are deemed to be outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person and any group of which that person is a member. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Certain of our named executive officers own shares of our principal shareholder, Sensata Investment Co. We have not included in the following table the number of our ordinary shares that such named executive officers may be deemed to indirectly own as a result of owning such shares of Sensata Investment Co. because none of these named executive officers exercise voting or investment power with respect to these shares. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

The address for Sensata Investment Co. is Socíeté en Commandite par Actions 9A Parc d’, Activité, Syrdall, L-5365 Munsbach, Luxembourg. The address for Marsico Capital Management, LLC. is 1200 17th Street, Suite 1600, Denver, Colorado 80202. The address for Janus Capital Management LLC is 151 Detroit Street, Denver, CO 80206-4805. The address for Scout Capital Management LLC is 640 Fifth Avenue, 22nd Floor, New York, NY 10019.

Name	Ordinary Shares Beneficially Owned	Percentage of Outstanding shares
Sensata Investment Company S.C.A.(1)(2)(3)	89,626,932	51%
Janus Capital Management LLC(4)	11,457,874	6%
Marsico Capital Management, LLC(4)	11,412,904	6%
Scout Capital Management LLC(4)	9,800,000	6%
Directors and Named Executive Officers:
Thomas Wroe(5)	1,710,112	*
Martha Sullivan(7)	1,324,719	*
Jeffrey Cote(6)	977,496	*
Robert Hureau	135,883	*
Steve Major(8)	274,770	*
Martin Carter	151,801	*
Ed Conard	24,700	*
Paul Edgerley(9)	89,651,632	51%
John Lewis(3)	24,700	*
Michael Jacobson	65,700	*
Seth Meisel(9)	89,651,632	51%
Charles Peffer	26,700	*
Michael Ward(9)	89,651,632	51%
Stephen Zide(9)	89,651,632	51%
Kirk Pond	13,200	*
Marc Roskam	—	—
All directors and executive officers as a group (17 persons)	94,694,518	53%

*	Less than 1%

(1)	Sensata Investment Company S.C.A., or “Sensata Investment Co.,” an entity organized in Luxembourg, is controlled by its manager, Sensata Management Company S.A. In such capacity, Sensata Management Company S.A., through its Board of Directors acting by a majority, exercises voting and dispositive power with respect to the ordinary shares owned by Sensata Investment Co. The Board of Directors of Sensata Management Company S.A. is currently comprised of Ms. Ailbhe Jennings and Messrs. Walid Sarkis and Michael Goss. Messrs. Sarkis and Goss are each a Managing Director Bain Capital. All of the outstanding capital stock of Sensata Management Company S.A. is owned by Bain Capital Fund VIII, L.P. and Bain Capital Fund VIII-E, L.P. and, in that capacity, these funds have the power to appoint the directors of Sensata Management Company S.A. Because of the relationships described in (2) below, Bain Capital Investors, LLC (“BCI”) may be deemed to control these Bain Capital funds and thus may be deemed to share voting and dispositive power with respect to the shares held by Sensata Investment Co. BCI expressly disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. BCI is controlled by an Investment Committee comprised of the following Managing Directors of Bain Capital: Andrew Balson, Steven Barnes, Joshua Bekenstein, John Connaughton, Todd Cook, Paul Edgerley, Christopher Gordon, Blair Hendrix, Jordan Hitch, John Kilgallon, Matthew Levin, Ian Loring, Philip Loughlin, Seth Meisel, Mark Nunnelly, Stephen Pagliuca, Ian Reynolds, Mark Verdi and Stephen Zide.
(2)	Bain Capital Fund VIII, L.P. (“Fund VIII”), Bain Capital VIII Coinvestment Fund, L.P. (“Coinvestment VIII”), Bain Capital Fund VIII-E, L.P. (“Fund VIII-E”), Bain Capital Fund IX, L.P. (“Fund IX”), Bain Capital IX Coinvestment Fund, L.P. (“Coinvestment IX”), BCIP Associates III (“BCIP III”), BCIP Trust Associates III (“BCIP Trust III”), BCIP Associates III-B (“BCIP III-B”), BCIP Trust Associates III-B (“BCIP Trust III-B”) and BCIP Associates-G (“BCIP-G”) together hold approximately 80.6% of the equity interests of Sensata Investment Co. BCI is the Managing General Partner of BCIP III, BCIP Trust III, BCIP III-B, BCIP Trust III-B and BCIP-G. BCI is also the General Partner of Bain Capital Partners IX, L.P., which is the General Partner of Fund IX and Coinvestment IX, Bain Capital Partners VIII, L.P., which is the General Partner of Fund VIII and Coinvestment VIII, and Bain Capital Partners VIII-E, which is the General Partner of Fund VIII-E. As a result, the Investment Committee of BCI may be deemed to exercise voting and dispositive power with respect to the shares held by Sensata Investment Co.
(3)	Asia Opportunity Fund II, L.P. (“Asia Fund II”) and AOF II Employee Co-invest Fund, L.P. (“AOF II”) hold 10.0% and 0.1%, respectively, of the equity interests of Sensata Investment Co. Unitas Capital Equity Partners II, L.P. is the general partner of Asia Fund II and AOF II. Unitas Capital Ltd. is the fund manager to Asia Fund II and AOF II. Mr. Lewis is a Partner of Unitas Capital, and he disclaims the beneficial ownership of these shares, except to the extent of his pecuniary interest in such shares.
(4)	Beneficial ownership is based upon information derived from Securities and Exchange Commission filings made by such person on Schedule 13G.
(5)	Includes 1,581,217 options exercisable for ordinary shares, of which 256,409 are held in a family trust established for the benefit of Mr. Wroe’s children. Does not include 58,381 ordinary shares indirectly owned based on such trust’s direct ownership of 90,816 ordinary shares, or 0.07%, of Sensata Investment Co.
(6)	Includes 910,870 options exercisable for ordinary shares.
(7)	Includes 1,271,432 options exercisable for ordinary shares. Does not include 20,931 ordinary shares indirectly owned based on such person’s direct ownership of 32,560 ordinary shares, or 0.02%, of Sensata Investment Co.
(8)	Includes 274,770 options exercisable for ordinary shares. Does not include 1,810 ordinary shares indirectly owned based on such person’s direct ownership of 2,816 ordinary shares, or 0.002%, of Sensata Investment Co.
(9)	Messrs. Edgerley, Meisel and Zide are each a Managing Director and member of the Investment Committee of BCI and therefore may be deemed to share voting and dispositive power with respect to all shares of the Company that may be deemed to be beneficially owned by the Bain Capital funds as described in Note 2 above. Each of these persons disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Ward is a Managing Director of BCI but is not a member of the Investment Committee. Mr. Ward may be deemed to share voting and dispositive power with respect to all shares of the Company that may be deemed to be beneficially owned by the Bain Capital funds as described in Note 2 above. Mr. Ward disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our ordinary shares and other of our equity securities. Specific due dates for these reports have been established, and we are required to disclose any failure to file by these dates during fiscal year 2011. Our officers, directors and greater than 10% shareholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

With the exception that one Form 4 was filed twenty business days late for each of Messrs. Wroe, Braaksma, Carter, Cote, Hureau and Major, and Ms. Sullivan, to our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

EXECUTIVE COMPENSATION

The following discussion and analysis of compensation arrangements should be read with the compensation tables and related disclosures that follow.

Compensation Discussion and Analysis

From the 2006 Acquisition until our initial public offering in March 2010, our business was managed under the direction of the Board of Directors and executive officers of our principal operating subsidiary, Sensata Technologies, Inc. (“STI”). The Company served as a holding company and did not engage in any meaningful activities other than in that capacity. In contemplation of the completion of our initial public offering, all of the executive officers of STI were appointed to serve in the same capacity with the Company.

In contemplation of our initial public offering, our Board of Directors formed a Compensation Committee and adopted a written charter for the Compensation Committee, which is available on our website (www.sensata.com). This section provides an overview of our executive compensation philosophy and how and why the Compensation Committee arrives at specific compensation decisions and policies. Our executive compensation policy is substantially similar to how the compensation committee of STI made such determinations prior to our initial public offering.

This Compensation Discussion and Analysis section describes the material elements of our compensation programs for the executive officers listed in the Summary Compensation Table (collectively, the “Named Executive Officers”).

Additionally, in 2011, we submitted our executive compensation program to an advisory vote of our shareholders and it received an overwhelming level of support at 99.8% of the total votes cast at our annual meeting. We pay careful attention to any feedback we receive from our shareholders about our executive compensation program, including the say on pay vote. Based on the high level of support obtained in 2011, the Compensation Committee did not deem it necessary to implement any changes to the program. Nonetheless, the Compensation Committee will continue to consider and monitor shareholder feedback in its subsequent executive compensation decision making. In addition, at our annual meeting, 82.8% of our shareholders supported a triennial vote on our executive compensation program and, in response, our Board of Directors has determined to hold a vote on say on pay every three years.

Summary

Business Results

The core of the Company’s executive compensation philosophy is pay for performance. Despite the economic challenges facing the economy and the industry in which the Company operates, the Compensation Committee believes fiscal year 2011 was a successful year for the Company. Among the Company’s successes and accomplishments during 2011were the following:

•	achievement of total consolidated net revenue of $1.8 billion in 2011 as compared to $1.5 billion in 2010;

•

achievement of adjusted EBITDA of $473.2 million in 2011, which was equal to 90% of the adjusted EBITDA target (excluding acquisitions and restructuring charges) for our annual incentive plan, as compared to adjusted EBITDA of $454.9 million in 2010; and

•	increased market penetration in China.

2011 Compensation Decisions

The Compensation Committee reviews the Company’s executive compensation policies and procedures on an ongoing basis. In determining whether to make changes to these policies and procedures, the Compensation

Committee considers competitive market trends, strategic goals and growth objectives and the views of shareholders. The following summarizes the Compensation Committee’s compensation decisions in 2011 in light of these factors and the accomplishments highlighted above:

•

Base Salary. The Compensation Committee reviewed competitive market pay practices to determine whether base salary increases were advisable, particularly in light of the additional responsibilities of our executive officers associated with becoming a public company. After considering this information, along with the Company’s pay for performance philosophy and the contributions and expected contributions of each Named Executive Officer, the Compensation Committee decided to increase the base salary for each Named Executive Officer. The resulting base salaries for the Named Executive Officers, on average, continued to be below the market median, which is in line with the Company’s philosophy.

•

Short-Term Incentive Awards. Based on the Company’s performance against the adjusted EBITDA performance measure that the Compensation Committee established at the beginning of 2011 and other factors considered by the Compensation Committee, short-term incentive awards were granted to the Named Executive Officers at, on average, 68% of their targeted level.

•

Equity Compensation. In support of our pay for performance philosophy, we granted a mix of stock options and performance-contingent restricted stock in 2011 to certain executives, including certain Named Executive Officers. While we had historically granted time vesting restricted securities for retention purposes, during 2011 we introduced restricted securities that additionally vest based on the Company’s achievement of adjusted net income targets. Because the Compensation Committee believes that equity compensation is a significant tool for the Company to retain its executive officers and other key employees, the Committee evaluates the amount of equity securities of the Company, including vested and unvested stock options and restricted securities, held by each of the Named Executive Officers. Additionally, during 2011 and January 2012, we modified certain vesting rules concerning equity awards previously granted to Messrs. Wroe, Cote and Major, and Ms. Sullivan. These modifications are described in greater detail below and forms of such agreements were included as exhibits with the Company’s Form 10-K for fiscal year 2011.

Other Compensation Highlights

Additional highlights of our executive compensation policies are as follows:

•	Tax gross-ups are not provided to our executive officers, including the Named Executive Officers, for personal expenses or in the event of a change in control.

•

The Compensation Committee has retained an independent compensation consultant. The consultant is not permitted to provide any other services to the Company unless pre-approved by the Compensation Committee.

•

The Compensation Committee oversees and evaluates the design and implementation of the incentives and risks associated with our compensation policies and practices. This oversight and evaluation is completed with the assistance of human resources management.

•	The Company offers limited perquisites to Named Executive Officers.

•

The Company’s equity award grant date guidelines require that equity awards be granted at pre-determined times in order to ensure that grants are not timed or coordinated with the release of material information about the Company.

•

The Compensation Committee has adopted a policy that each Named Executive Officers hold stock options, restricted securities or other equity of the Company in an amount equal in value to at least a defined multiple of his or her base salary as follows: Mr. Wroe, 4x salary; each of Mr. Cote and Ms. Sullivan, 3x salary; and Messrs. Hureau, Major and Carter, 2x salary.

•

For 2011, the short-term incentive opportunities for all of the Named Executive Officers were based on adjusted EBITDA and long-term incentive awards were based on the performance of the Company’s ordinary shares.

Compensation Philosophy and Objectives

Our philosophy in establishing compensation policies for the Named Executive Officers is to align compensation with our strategic goals and our growth objectives, while concurrently providing competitive compensation that enables us to attract and retain highly qualified executives.

The primary objectives of our compensation policies for the Named Executive Officers are to:

•	attract and retain executive officers by offering total compensation that is competitive with that offered by similarly situated companies and by rewarding outstanding personal performance;

•	promote and award the achievement of our long-term value creation objectives;

•	promote and reward the achievement of short-term objectives; and

•	align the interests of the Named Executive Officers with those of the Company by making long-term incentive compensation dependent upon the Company’s financial performance.

Executive compensation is based on our pay-for-performance philosophy, which emphasizes company and individual performance measures that correlate closely with the achievement of both short-and long-term performance objectives. To motivate the Named Executive Officers, we focus primarily on equity compensation that is tied directly to long-term value creation goals. Additionally, we provide competitive cash compensation rewards to the Named Executive Officers that focus on the achievement of short-term objectives.

By design, our base salaries are below market, offset by the longer term potential value of the equity compensation and the short-term opportunity for annual incentive bonuses.

For years in which we perform well, the Named Executive Officers can earn additional compensation under our performance-based annual bonus plan such that the officers’ total annual cash compensation meets or exceeds the median annual cash compensation paid by comparable companies. See “-Components of Compensation-Cash Compensation” below for additional information. We believe putting a balanced portion of our executives’ total cash compensation at risk encourages our executives to strive to meet the overall performance goals of the Company as well as their individual performance goals.

Role and Function of the Compensation Committee

The Compensation Committee is comprised of two members of our Board of Directors: Michael Ward and Stephen Zide. The Compensation Committee is responsible for reviewing and approving each element of the compensation for the Named Executive Officers. The Compensation Committee also reviews the Company’s overall compensation philosophy and objectives on an annual basis.

The Compensation Committee has the sole authority to retain and to terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Compensation Committee has retained Pearl Meyer & Partners as its independent consultant (the “Consultant”). The Consultant advises the Compensation Committee on all matters related to the compensation of the Named Executive Officers and assists the Compensation Committee in interpreting data provided by the Company, as well as additional data provided by the Consultant. During 2011, the Consultant prepared materials for all Compensation Committee meetings and participated in all but one of the meetings. The Compensation Committee holds an executive session with the Consultant during each meeting at which the Consultant is present. No members of management are present at the executive sessions.

The Compensation Committee makes an independent determination on all matters related to the compensation of the Named Executive Officers. In making its determinations, the Compensation Committee may seek the views of the Chief Executive Officer on whether the existing compensation policies and practices continue to support the Company’s business objectives, appropriate performance goals, the Company’s performance and the contributions of the other Named Executive Officers to that performance.

The Compensation Committee may also consult with the Senior Vice President, Human Resources on matters related to the design, administration and operation of the Company’s compensation programs. The Compensation Committee has delegated administrative responsibilities for implementing its decisions on compensation and benefits matters to the Senior Vice President, Human Resources, who reports directly to the Committee regarding the actions she has taken under this delegation.

Role of Officers in Determining Compensation

The Chief Executive Officer, Senior Vice President, Human Resources, and Vice President, Total Rewards provide analysis and recommendations on compensation issues and attend meetings of the Compensation Committee, as requested by the Compensation Committee. The Compensation Committee also meets in executive session without any executive officers present. All decisions related to the compensation of the Named Executive Officers are ultimately made by the Compensation Committee.

Compensation Benchmarking and Survey Data

As part of establishing the total compensation packages for the Named Executive Officers for 2011, the Compensation Committee reviewed compensation packages for executive officers holding comparable positions, based on similarity of job content, at comparable companies. In September 2010, the Consultant recommended a list of comparable companies for compensation comparisons primarily based on the following pre-defined selection criteria:

•	industry similarity;

•	companies with revenues approximately one-half to two times our annual revenues (generally between $750 million and $3 billion); and

•	companies with market capitalization approximately one-half to two times our market capitalization (generally between $1.85 billion and $7.40 billion).

For the analysis of the 2011 compensation packages for the Named Executive Officers, the peer group was approved by the Compensation Committee in September 2010 and consisted of the following companies:

AMETEK, Inc.	Fairchild Semiconductor
Amphenol Corporation	FLIR Systems, Inc.
Analog Devices	Molex, Inc.
AVX Corporation	Moog, Inc.
Baldor BorgWarner	Regal-Beloit Corporation

The Compensation Committee utilizes the peer group to provide context for its compensation decision making. The compensation paid by peer group companies to their respective executive officers does not factor into the Compensation Committee’s determination of the peer group. After the peer group companies are selected, the Consultant prepares and presents a report to the Compensation Committee summarizing the competitive data and comparisons of the Named Executive Officers to the comparable company market data utilizing publicly available data from the peer group and broad survey data (reflecting companies of similar size in the high technology industry). The Compensation Committee uses the survey data in conjunction with peer group data in evaluating compensation practices. Each of the elements of compensation is reviewed as part of this analysis and evaluation.

The survey data includes the following sources:

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the Benchmark and Executive Surveys Overall Practices Report published by Radford, an AON Company, which reviews executive compensation of approximately 700 participating companies, primarily within the technology industry, covering base salary, incentives, stock and total cash/total direct compensation; and

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the Towers Perrin Compensation Data Bank (CDB) Executive Compensation Database, which reviews executive compensation of approximately 800 participating companies and focuses on total direct compensation comprised of salary, bonus and long-term incentives.

Components of Compensation

Compensation for the Named Executive Officers consists of cash compensation and equity compensation, each as discussed below.

Cash Compensation

The Named Executive Officers receive annual cash compensation in the form of base salary, annual incentive bonuses and discretionary bonuses, which collectively constitute the executive’s total annual cash compensation. The levels of total annual cash compensation are established by the Compensation Committee annually under a program intended to maintain parity with the competitive market for executives in comparable positions. Total annual cash compensation for each position is targeted at the “market value” for that position as measured by the annual benchmark review described above.

We maintain base salaries, which are the fixed component of annual cash compensation, below market value, thereby putting a larger portion of the executive’s total annual cash compensation at risk. The annual incentive bonus is targeted at a level that, when combined with base salaries, yields total annual cash compensation that approximates market value when the Company, operating units and individuals meet performance goals. Accordingly, when our financial performance exceeds our applicable annual targets and individual performance contributes to meeting our objectives, total annual cash compensation for a position generally will exceed the position’s market value. Conversely, when our financial performance does not meet targets and/or individual performance does not have a favorable impact on our objectives, total annual cash compensation generally will be below market levels. In addition, the Compensation Committee may grant a discretionary bonus to reward extraordinary individual or Company performance during the fiscal year.

Base Salary: Base salary for each Named Executive Officer is established based on that executive’s scope of responsibilities, taking into account competitive market compensation paid by other companies to executives in similar positions. We believe that executive base salaries should generally be targeted around the 90th percentile of the market median of salaries paid to executives with similar responsibilities and in similar positions with comparable companies, as measured by the annual benchmarking survey described above. In 2011, as set forth in the table below and in keeping with our strategy, in general, we paid base salaries to the Named Executive Officers below the median level of salaries for executives in similar positions in comparable companies.

Name	Percentage of Market Median(1)
Thomas Wroe	95%
Martha Sullivan	106%
Jeffrey Cote	114%
Robert Hureau	99	%(2)
Martin Carter	85%
Steve Major	88%

(1)	Based on each Named Executive Officer’s 2011 base salary.
(2)	Based on market data and base salary prior to Mr. Hureau’s promotion to Chief Financial Officer.

Base salaries are reviewed by the Compensation Committee annually. Annual adjustments to an executive’s base salary take into account:

•	individual performance (based on achievement of pre-determined goals and objectives);

•	market position of the individual’s current base salary versus the 90th percentile of the market median;

•	our ability to pay increases; and

•	internal equity.

The table below sets forth the base salary increases given in 2011, expressed as a percentage compared to each executive’s 2010 base salary.

Name	Base Salary Increase
Thomas Wroe	8%
Martha Sullivan	15%
Jeffrey Cote	12%
Robert Hureau	26%
Martin Carter	8%
Steve Major	8%

The 2011 base salary increases for Mr. Cote and Ms. Sullivan were based on individual contributions and achievements and an evaluation of their base salaries relative to market base salary compensation. The increases for Mr. Hureau are a result of his promotion to Chief Financial Officer and an 18 month process to move his base salary to the target base compensation equal to the 90th percentile of the market median. Ms. Sullivan’s base salary was brought over the 90th percentile of the market median due to her particular contributions and achievements, including: execution of significant growth initiatives and revenue growth of the overall business. Mr. Cote’s base salary was brought to the 114th percentile of the market median due to his particular contributions and achievements, including: leadership of the financial functions of the Company, and continued excellence in compliance management.

Annual Incentive Bonus: Annual incentive bonuses are used to provide compensation to the Named Executive Officers that is tied directly to our annual adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and certain other costs) growth goal. If we meet our adjusted EBITDA growth goal, then we pay out 100% of the pre-determined bonus pool. If we exceed our adjusted EBITDA growth goal, then we pay out more than 100% of the pre-determined bonus pool, and if we fall short of our adjusted EBITDA growth goal, we pay out less than 100% of the pre-determined bonus pool.

The payout percentages relative to our performance scale is determined by the Chief Executive Officer and reviewed and approved by the Compensation Committee at the beginning of each year. The performance target for the Chief Executive Officer is set by the Compensation Committee based on the previously described annual benchmarking survey. The amount of the annual incentive bonus to be paid to the Chief Executive Officer is determined by the Compensation Committee based on achievement of our adjusted EBITDA growth goal; as such targets may be adjusted by the Compensation Committee.

For 2011, the Compensation Committee set the adjusted EBITDA target (excluding acquisitions and restructuring charges) at $525.8 million, and the total executive bonus pool was $4.8 million. The table below sets forth the percentage of the total bonus pool payable to our executive officers, including the Named Executive Officers, based upon the relative achievement of the adjusted EBITDA target.

Percentage of Adjusted EBITDA Target Achieved	Percentage of Target Cash Bonus
<90%	—
90%	50%
95%	75%
100%	100%
105%	125%
110%	150%
115%	175%
120%	200%

As reflected in the table above, the actual cash bonus for our executive officers, including the Named Executive Officers, could have been less than or greater than their target cash bonuses, depending on our performance relative to the pre-determined adjusted EBITDA target of $525.8 million. Each 1% increase or decrease in the actual adjusted EBITDA relative to the adjusted EBITDA target would result in a 5% increase or 5% decrease, as the case may be, in the incentive bonus paid to our executive officers. For 2011, based on the Company’s achievement of an adjusted EBITDA of $473.2 million, the annual incentive bonus paid to our executive officers, including the Named Executive Officers, was equal to $2.52 million, or 52% of the target bonus pool. The Named Executive Officers were paid, in aggregate, $1.6 million of the total bonus pool.

The amount of the total bonus pool payable to each of our executive officers, including the Named Executive Officers, is determined based on the achievement of the adjusted EBITDA target and predetermined individual performance goals. For 2011, there was also the potential for an individual performance multiplier of up to 40%, subject to a cap of 240%.

In addition, the Compensation Committee has discretion to increase or decrease the amount of the bonus pool based on our financial and stock price performance versus our competitors. For 2011, the Compensation Committee did not exercise this discretion.

Summarized below are the individual contributions during 2011 that were considered in determining the amount of the bonus pool payable to each Named Executive Officer.

Thomas Wroe:

•	delivered greater than $509.0 million of adjusted EBITDA, $1.8 billion of net revenue and 19% revenue growth in 2011;

•	continued the maturation and development of our executive team with new additions;

•	executed on strategic acquisitions;

•	began governance migration to independence; and

•	optimized communication with investor base.

Martha Sullivan:

•	continued to lead all aspects of global business and operations;

•	drove significant growth initiative and improved revenue growth in overall business by 19%, inclusive of acquisition of the Magnetic Speed and Position and High Temperature Sensor businesses;

•	led improvement in overall customer satisfaction and rapid response to volume declines in the second half of the year to preserve margin;

•	integrated global operations to encompass supply chain excellence; and

•	continued development of executive and operational teams, inclusive of recruiting a Global Operations executive.

Jeffrey Cote:

•	led the development of the global service organization as the Chief Administrative Officer;

•	continued oversight and leadership of operational and financial performance;

•	continued leadership on deployment of capital for two key acquisitions;

•	led debt recapitalization of the business, continued the migration of ownership structure and development of relationship with public investors and sell-side analysts; and

•	provided oversight on critical leadership development program.

Robert Hureau:

•	played an integral role in the debt recapitalization of the business;

•	increased adjusted net income by 16% while increasing research, development and engineering expense by 28%;

•	delivered $306 million of cash flow from operations;

•	provided leadership and oversight enabling successful inaugural Investor & Analyst Day; and

•	achieved 50- to 52-day cash conversion cycle target on the core business.

Steve Major:

•	delivered $1,292.8 million in net revenue for our Sensors business segment, which represents a 33% increase over 2010;

•	delivered $413.4 million in adjusted EBITDA for our Sensors business segment, which represents a 19% increase over 2010;

•	closed $300 million in new business opportunities for our Sensors business segment; and

•	played an integral role in the acquisition of the High Temperature Sensor business.

Martin Carter:

•	delivered $534 million in net revenue for our Controls business segment;

•	delivered $186 million in adjusted EBITDA for our Controls business segment;

•	drove significant customer share gains in emerging and aerospace markets;

•	significantly upgraded the engineering and marketing teams globally; and

•	drove major improvements in customer quality and service for global Controls.

Equity Compensation

Equity compensation is granted to our executive officers and other key employees as a long-term, non-cash incentive. Our equity compensation structure is intended to accomplish the following main objectives:

•	balance and align the interest of participants and shareholders;

•	reward participants for demonstrated leadership and performance in relation to the creation of shareholder value;

•	increase equity holding levels of key employees;

•	ensure competitive levels of compensation in line with our peer group; and

•	assist in attracting, retaining and motivating key employees, including the Named Executive Officers.

We use stock options and restricted securities granted under the Sensata Technologies Holding N.V. 2010 Equity Incentive Plan (the “2010 Equity Plan”), which was adopted in connection with our initial public offering, as the principal method of providing long-term incentive compensation. Prior to our initial public offering, we granted stock options to our executive officers under the First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Option Plan (the “2006 Option Plan”), and we granted restricted securities to our executive officers under the First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Securities Purchase Plan (the “2006 Purchase Plan”). It is expected that no further grants will be made under the 2006 Option Plan or the 2006 Purchase Plan.

2006 Option Plan. All awards under the 2006 Option Plan are in the form of options exercisable for ordinary shares, and a fixed amount of ordinary shares has been reserved for issuance under this plan. All awards of options under the plan are subject to straight-line time vesting over a five-year period at 20% per year. Certain options are also subject to performance vesting upon the completion of a liquidity event, which is defined to be a sale or an initial public offering that results in specified returns of two times the Sponsor’s investment. All options subject to performance vesting expire upon consummation of a “change in control” or “initial public offering” (each as defined in the 2006 Option Plan) to the extent they do not otherwise performance vest in connection with the change in control or initial public offering, as applicable. We completed the initial public offering of our ordinary shares in March 2010.

Options granted under the 2006 Option Plan are generally not transferable by the holder thereof. Except as otherwise provided in specific option award agreements, options that are fully vested expire 60 days after termination of the holder’s employment for any reason other than termination for cause (in which case the options expire on the holder’s termination date) or due to death or disability (in which case the options expire on the date that is as much as six months after the holder’s termination date). Any holder who exercises an option awarded under the 2006 Option Plan automatically becomes subject to the Company Option Plan Addendum that provides additional terms and conditions applicable to the options. See “Certain Relationships and Related Transactions-First Amended and Restated Management Securityholders Addendum for the Company Option Plan.” The term of all options granted under the 2006 Option Plan may not exceed ten years.

We did not grant any awards under the 2006 Option Plan during fiscal year 2011.

2006 Purchase Plan. All awards of restricted securities under the 2006 Purchase Plan are in the form of ordinary shares. Restricted securities granted under this plan are generally not transferable by the recipient of the securities. Restricted securities that have not vested are subject to forfeiture upon termination of the recipient’s employment for any reason other than involuntary retirement, death or disability. Any recipient of restricted securities under the 2006 Purchase Plan, either by award or purchase, automatically becomes subject to the Company Securities Plan Addendum that provides additional terms and conditions upon which the recipient may hold the restricted securities. See “Certain Relationships and Related Transactions-First Amended and Restated Management Securityholders Addendum for the Company Securities Plan.”

We did not grant any awards under the 2006 Purchase Plan during fiscal year 2011.

2010 Equity Plan. The 2010 Equity Plan is administered by the Compensation Committee, provided that our Board of Directors may resolve that certain specified actions or determinations of the Compensation Committee shall require the approval of the Board. Under this plan, the Compensation Committee may grant stock options, stock appreciation rights, restricted securities, performance awards, other stock-based awards, other cash-based awards and any combination thereof. Individuals eligible to participate include our officers, directors, employees, consultants and advisors. An aggregate of 5,000,000 ordinary shares have been authorized for grants of awards under the plan, subject to adjustment in certain cases. Each type of equity award that may be granted under the 2010 Equity Plan is discussed below.

Options . Options granted under the 2010 Equity Plan may include incentive stock options and non-qualified stock options. An incentive stock option may only be granted to an employee. The exercise price per share for each option will be determined by the Compensation Committee, except that the exercise price may not be less than 100% of the fair market value of an ordinary share on the grant date. In the case of the grant of any incentive stock option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all of our classes of stock then outstanding, the exercise price may not be less than 110% of the fair market value of an ordinary share on the grant date. Each option will terminate not later than the expiration date specified in the award agreement pertaining to such option, provided that the expiration date shall not be later than the tenth anniversary of the grant date. The expiration date of an incentive stock option granted to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all of our classes of stock then outstanding shall not be later than the fifth anniversary of the grant date. The Compensation Committee determines the terms and conditions upon which each option becomes exercisable, which may include time vesting and/or performance vesting.

Restricted Securities. A restricted security is an ordinary share that may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated prior to the end of a restricted period set by the Compensation Committee. The Compensation Committee shall determine the terms and conditions upon which each restricted security becomes exercisable, which may include time vesting and/or performance vesting, provided no restricted security granted to an employee shall vest in fewer than three years (in the case of a time-vesting award) or one year (in the case of a performance vesting award). A participant granted restricted securities generally has all of the rights of a shareholder, unless the Compensation Committee determines otherwise. Unvested restricted shares are subject to restrictions on transferability and forfeiture in the event of termination of employment with us.

Stock Appreciation Rights. Stock appreciation rights, or SARs, entitle a participant to receive the amount by which the fair market value of an ordinary share on the date of exercise exceeds the base price of the SAR. The Compensation Committee determines the terms and conditions of SARs, provided that the base price of an SAR may not be less than 100% of fair market value of an ordinary share on the grant date. SARs may be subject to time vesting and/or performance vesting.

Performance Awards. The Compensation Committee may grant performance awards under the 2010 Equity Plan upon the achievement of goals or objectives, including performance awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended. If a participant ceases to be employed by the Company and its subsidiaries for any reason, any unvested performance award is forfeited.

Other Stock-Based and Cash-Based Awards. The Compensation Committee has the right to grant to any participant other stock-based awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to ordinary shares of the Company, including ordinary shares awarded purely as a bonus and not subject to restrictions or conditions, stock equivalent units, and awards valued by reference to book value of ordinary shares of the Company. The Compensation Committee also has the right to grant to participants other cash-based awards in such amounts, on such terms and conditions and for such consideration, including no consideration, as it may determine in its sole discretion. The Compensation Committee determines the terms and conditions, including vesting terms, if any, of any other stock-based and cash-based awards in its sole discretion.

Awards granted under the 2010 Equity Plan are generally not transferable by the recipient of the award. Unless otherwise specified in an award agreement, in the event of a “change in control” (as defined in the 2010 Equity Plan), if a participant is terminated without “cause” (as defined in the 2010 Equity Plan) within 24 months thereafter, all of such participant’s option, restricted security and SAR awards under the 2010 Equity Plan will be considered 100% vested. Unless the Compensation Committee determines otherwise, if a participant ceases to be employed by the Company and its subsidiaries for any reason, then the portion of such participant’s awards that have not fully vested as of the termination date expire at such time. The portion of a participant’s awards that are not subject to vesting or that have fully vested as of the termination date expire (A) 60 days after the termination date if the participant ceases to be employed by the Company and its subsidiaries for any reason other than termination with “cause” or due to death or disability, (B) on the termination date if the participant’s employment is terminated with “cause,” and (C) in the event the participant dies or suffers a disability, on the date that is six months after the date on which the participant’s employment ceases due to the participant’s death or disability.

During 2011 and January 2012, the Company modified vesting terms of certain awards under the 2006 Option Plan and the 2010 Equity Plan as follows: (1) for the awards granted on April 1, 2011 to Messrs. Wroe and Major and Ms. Sullivan, if the participant terminates his or her employment at age 63, 55 or 56, respectively, or older, and has more than twenty (20) years or more of service to the Company or its Subsidiaries (including time with Texas Instruments prior to April 27, 2006), then such participant’s options will continue to vest and such participant will not be required to exercise any vested options within sixty (60) days of the termination date; (2) each of Ms. Sullivan’s and Mr. Major’s outstanding award agreements were amended to provide a vested option expiration extension from 60-days to 6-months from the date of termination for “good reason” or “without cause” (and it is expected that any future awards to Mr. Major and Ms. Sullivan will include similar terms); (3) each of Mr. Cote’s award agreements dated January 1, 2007, September 4, 2009, and April 1, 2011 were amended to provide that any vested options outstanding at the termination of his employment will continue to be outstanding for the full ten-year term of the option grant.

On April 1, 2011, the Compensation Committee granted stock options and restricted stock as set forth in the “Grant of Plan Based Awards Table” below. The options were granted with an exercise price equal to $35.01 per share, the fair market value of our ordinary shares as of the date of grant, and are subject to straight-line vesting, which 25% vesting each year over a four-year period. The restricted stock vests on April 1, 2014 based upon the relative achievement of the adjusted net income target for the fiscal year ending December 31, 2013, as reflected in the table below. We define adjusted net income (“ANI”) as net income before costs related to our initial public offering, costs associated with our debt refinancing, loss / (gain) on currency translation on debt and unrealized loss / (gain) on other hedges, amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets, amortization of inventory step-up to fair value, deferred income tax and other tax expense, amortization of deferred financing costs, restructuring costs, and other costs.

Cumulative Percentage of Restricted Securities Vested	Percentage of ANI Target Achieved
0%	Less than 90%
50%	90%
75%	95%
100%	100%
125%	105%
150%	110% or greater

The number of stock options granted and restricted securities awarded were intended to serve as compensation for each executive’s performance during 2011, an incentive for each executive to sustain his or her level of performance in the future and as a retention mechanism. The Compensation Committee determined the amount of stock options to be granted and shares of restricted stock to be awarded.

Retirement and Other Benefits

The Named Executive Officers are eligible to participate in the retirement and benefit programs as described below. The Compensation Committee reviews the overall cost to the Company of the various programs generally when changes are proposed. The Compensation Committee believes the benefits provided by these programs are important factors in attracting and retaining executive officers, including the Named Executive Officers.

All retirement plans provided for employees duplicate benefits provided previously to participants under plans sponsored by Texas Instruments and recognize prior service with Texas Instruments.

Pension Plan. As part of their post-employment compensation, Ms. Sullivan and Mr. Major participate in the Sensata Technologies Employees Pension Plan. The benefits under this qualified benefit pension plan are determined using a formula based upon years of service and the highest five consecutive years of compensation. Texas Instruments closed the pension plan to participants hired after November 1997. Effective January 31, 2012, this plan was frozen, and as a result, future benefit accruals after this date will be eliminated. See “Pension Benefits” below for more information on the benefits and terms and conditions of our pension plan.

Supplemental Benefit Pension Plan. The Sensata Technologies Supplemental Benefit Pension Plan is a nonqualified benefit payable to participants that represents the difference between the vested benefit actually payable under the Sensata Technologies Employees Pension Plan at the time the participant’s benefit payment(s) commences under this supplemental pension plan and the vested benefit that would be payable under the Sensata Technologies Employees Pension Plan had there been no qualified compensation limit. Effective January 31, 2012, this plan was frozen, and as a result, future benefit accruals after this date will be eliminated.

401(k) Savings Plans. The Named Executive Officers are eligible to participate in our 401(k) savings plans on the same basis as all other eligible employees. The type of plan in which a person participates depends on his or her previous employment with Texas Instruments and whether the individual participated in the Texas Instruments Pension Plan and now participates in the Sensata Technologies Employees Pension Plan. Since 2009, the matching of employees’ contributions under both 401(k) savings plans is discretionary and based on the financial performance of the Company.

Plan A: Dollar for Dollar Matching:

•	For new employees, we match dollar for dollar up to 4% of the employee’s annual eligible earnings. Messrs. Wroe, Cote, Hureau, and Carter are participants in this plan.

•

For employees who chose in 1998 to stop participation in the Texas Instruments Pension Plan, we match dollar for dollar up to 4% of the employee’s annual eligible earnings. For these employees, in addition to matching the employee’s contributions up to 4%, we also contribute 2% of the employee’s eligible earnings to the plan, regardless of participation in the plan. Effective January 1, 2012, the additional 2% employer contribution was eliminated.

Plan B: Fifty Cents per Dollar Matching:

•

For employees who transferred to the Sensata Technologies Employees Pension Plan from the Texas Instruments Pension Plan (but did not retire under), we match $0.50 per $1.00 contributed by the employee, up to 4% of the employee’s annual eligible earnings. Ms. Sullivan and Mr. Major are participants in this plan. Effective January 1, 2012, the employer-matching contribution was increased to match dollar for dollar up to 4% of the employee’s annual eligible earnings.

In 2011, based on the judgment of our Chief Executive Officer, the Board of Directors and the Compensation Committee with respect to our financial performance, we matched the contributions by employees on a dollar-for-dollar basis to our U.S. 401(k) Savings Plans as described above. The decision to match was based on the achievement of adjusted EBITDA of $473.2 million in 2011 compared to $454.9 million in 2010.

Health and Welfare Plans. We provide medical, dental, vision, life insurance and disability benefits to all eligible non-contractual employees. The Named Executive Officers are eligible to participate in these benefits on the same basis as all other employees.

Post-Employment Medical Plan. In general, employees, including the Named Executive Officers, with 20 or more years of service, including time worked at Texas Instruments, are eligible for Retiree Health & Dental benefits from us. Individuals hired on or after January 1, 2007 and individuals who retired from Texas Instruments, including Messrs. Wroe, Cote and Martin, are not eligible for Retiree Health & Dental benefits from us. Ms. Sullivan and Mr. Major are eligible for this plan.

Perquisites. In addition to the components of compensation discussed above, we offer perquisites to the Named Executive Officers, in the form of financial counseling, and to the Chief Executive Officer, in the form of a housing allowance. See “Summary Compensation Table” below for a summary of the reportable perquisites for the Named Executive Officers.

Employment Agreements, Change-In-Control Provisions and One-Time Payments

We have employment agreements in place with all of the Named Executive Officers. Because each of the Named Executive Officers is a U.S. resident, the employment agreements are with our primary operating subsidiary in the U.S., STI. The agreements are for a one-year term, automatically renewing for successive additional one-year terms. Each Named Executive Officer is entitled to an annual base salary and is eligible to earn an annual incentive bonus in an amount equal to a certain percentage of his or her annual base salary, as previously described. If any Named Executive Officer, other than Mr. Wroe, is terminated without “cause” or if the Named Executive Officer terminates his or her employment for “good reason” during the employment term, then the Named Executive Officer will be entitled to a severance payment equal to one year of his or her annual base salary rate plus an amount equal to the average of the Named Executive Officer’s annual bonus for the two years preceding his or her termination. If Mr. Wroe is terminated without “cause” or Mr. Wroe terminates his employment for “good reason” during his employment term, Mr. Wroe will be entitled to a severance payment equal to two years of his annual base salary rate plus an amount equal to the annual bonus payments Mr. Wroe received for the two years preceding his termination.

Under the employment agreements, “cause” means one or more of the following: (i) the indictment for a felony or other crime involving moral turpitude or the commission of any other act or any omission to act involving fraud with respect to the Company or any of its subsidiaries or any of their customers or suppliers; (ii) any act or any omission to act involving dishonesty or disloyalty which causes, or in the good faith judgment of STI’s Board of Directors would be reasonably likely to cause, material harm (including reputational harm) to the Company or any of its subsidiaries or any of their customers or suppliers; (iii) any (A) repeated abuse of alcohol or (B) abuse of controlled substances, in either case, that adversely affects the Named Executive Officer’s work performance (and, in the case of clause (A), continues to occur at any time more than 30 days after the Named Executive Officer has been given written notice thereof) or brings the Company or its subsidiaries into public disgrace or disrepute; (iv) the failure by the Named Executive Officer to substantially perform duties as reasonably directed by STI’s Board of Directors or the Named Executive Officer’s supervisor(s), which non-performance remains uncured for 10 days after written notice thereof is given to the Named Executive Officer; (v) willful misconduct with respect to the Company or any of its subsidiaries, which misconducts causes, or in the good faith judgment of STI’s Board of Directors would be reasonably likely to cause, material harm (including reputational harm) to the Company or any of its subsidiaries; or (vi) any breach by the Named Executive Officer of certain provisions of the employment agreements or any other material breach of the employment agreements, the 2006 Purchase Plan or 2006 Option Plan.

Under the employment agreements, “good reason” means the Named Executive Officer resigns from employment with STI and its subsidiaries prior to the end of the term of his or her employment agreement as a result of one or more of the following reasons: (i) any reduction in base salary or bonus opportunity, without prior consent, in either case other than any reduction which (A) is generally applicable to senior leadership team executives of STI and (B) does not exceed 15% of the Named Executive Officer’s base salary and bonus opportunity in the aggregate; (ii) any material breach by the Company or any of its subsidiaries of any agreement with the Named Executive Officer; (iii) a change in principal office without prior consent to a location that is more than 50 miles from the Named Executive Officer’s principal office on the date hereof; (iv) delivery by STI of a notice of non-renewal of the term of the employment agreement; or (v) in the case of Mr. Wroe’s and Ms. Sullivan’s agreements, a material diminution in job responsibilities without prior consent; provided that any such reason was not cured by STI within 30 days after delivery of written notice thereof to STI; and further provided that, in each case, written notice of a Named Executive Officer’s resignation with good reason must be delivered to STI within 30 days after the Named Executive Officer has actual knowledge of the occurrence of any such event in order for the Named Executive Officer’s resignation with good reason to be effective there under.

We believe that these agreements serve to maintain the focus of our Named Executive Officers and ensure that their attention, efforts and commitment are aligned with maximizing our success. These agreements avoid distractions involving executive management that arise when our Board of Directors is considering possible strategic transactions involving a change in control and assure continuity of executive management and objective input to the Board when it is considering any strategic transaction.

For more information regarding change-in-control arrangements, please see “Potential Payments upon Termination or a Change in Control” below.

Risk Management and Assessment

In setting the Company’s compensation policies and practices, including the compensation of the Named Executive Officers, the Compensation Committee considers the risks to the Company’s shareholders and the achievement of the Company’s goals that may be inherent in such policies and practices. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” the Compensation Committee believes the compensation policies and practices that the Company has adopted are appropriately structured and are not reasonably likely to materially adversely affect the Company. In particular:

•

The Company believes that incentive programs tied to the achievement of the Company’s strategic objectives, financial performance goals and specific individual goals appropriately focus executives, including the Named Executive Officers, and other employees on shareholder value.

•

A significant portion of variable compensation is delivered in equity (stock options and restricted securities) with multi-year vesting. The Company believes that equity compensation helps reduce compensation risk by balancing financial and strategic goals against other factors management may consider to ensure long-term shareholder value is being sought.

•

The Company believes that stock ownership guidelines and vesting restrictions on equity awards serve as effective retention mechanisms and align the interests of employees, including the Named Executive Officers, with long-term shareholder value.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

From the members of the Compensation Committee of Sensata Technologies Holding N.V.:

Michael Ward, Chairman

Stephen Zide

Summary Compensation Table

The following table sets forth information required under applicable SEC rules about the compensation for the fiscal years ended December 31, 2011, 2010 and 2009 of (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our three most highly compensated other Executive Officers who were serving as officers on December 31, 2011 (collectively, the “Named Executive Officers”).

Mr. Cote moved into the newly created role of Chief Administrative Officer in January 2011, while maintaining his role of Chief Financial Officer until July 2011. Mr. Hureau was named Senior Vice President and Chief Financial Officer in July 2011.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total
Thomas Wroe	2011	785,040	560,000	990,783	2,090,322	—	97,574	4,523,720
Chief Executive Officer	2010	726,290	2,115,000	—	120,400	—	120,471	3,082,161
	2009	575,040	—	1,461,328	2,163,150	—	33,742	4,233,260

Martha Sullivan	2011	506,240	370,000	577,665	1,172,640	557,562	21,133	3,205,240
Chief Operating Officer	2010	452,083	1,215,000	—	—	358,467	20,350	2,045,900
	2009	420,000	—	1,298,764	1,922,800	348,046	19,751	4,009,361

Jeffrey Cote	2011	436,060	315,000	493,641	1,004,418	—	12,404	2,261,523
Chief Administrative Officer	2010	397,667	1,140,000	—	—	—	15,490	1,553,157
	2009	372,000	—	1,623,892	2,403,500	—	10,459	4,409,851

Robert Hureau	2011	261,770	120,000	232,416	465,142	—	10,438	1,089,766
Chief Financial Officer

Steven Major	2011	367,030	200,000	262,575	535,362	336,037	17,055	1,718,059
Senior Vice President, Sensors	2010	340,207	500,000	169,920	329,966	214,412	20,157	1,574,662
	2009	276,480	—	—	—	215,367	556	492,403

Martin Carter	2011	344,505	45,000	262,575	535,362	—	10,518	1,197,960
Senior Vice President, Controls	2010	325,020	350,000	339,840	659,932	—	10,159	1,684,951
	2009	27,085	—	—	2,360,167	—	—	2,387,252

(1)	Represents the annual incentive bonus awarded to each Named Executive Officer in fiscal year 2011. See “Compensation Discussion and Analysis-Components of Compensation-Cash Compensation-Annual Incentive Bonus” for more information.
(2)	Represents the aggregate grant date fair value of restricted securities granted in the fiscal years ended December 31, 2011, 2010 and 2009. See Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2011 for further discussion of the relevant assumptions used in calculating the grant date fair value. The maximum value of the award would be 150% of the value stated at grant date assuming highest level of performance conditions are achieved.
(3)	Represents the aggregate grant date fair value of option awards granted in the years ended December 31, 2011, 2010 and 2009. See Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2011 for further discussion of the relevant assumptions used in calculating the grant date fair value.
(4)	Reflects the actuarial increase in the pension value provided under the Sensata Technologies Employees Pension Plan and the Supplemental Pension Plan.
(5)	The table below presents an itemized account of “All Other Compensation” provided to the Named Executive Officers, regardless of the amount and any minimal thresholds provided under the SEC rules and regulations.

Name	Fiscal Year	Financial Counseling ($)(1)	Insurance Premium Contributions ($)(2)	Matching Contributions to 401(k) Plan ($)	Housing Allowance $(3)	Director Payments $(4)	Total
Thomas Wroe	2011	15,210	1,817	9,800	12,747	58,000	97,574
	2010	14,625	1,557	9,800	50,989	43,500	120,471
	2009	14,065	1,379	9,800	8,498	—	33,742

Martha Sullivan	2011	15,210	1,023	4,900	—	—	21,133
	2010	14,625	825	4,900	—	—	20,350
	2009	14,065	786	4,900	—	—	19,751

Jeffrey Cote	2011	1,756	848	9,800	—	—	12,404
	2010	5,000	690	9,800	—	—	15,490
	2009	—	659	9,800	—	—	10,459

Robert Hureau(5)	2011	—	638	9,800	—	—	10,438

Steve Major	2011	11,405	750	4,900	—	—	17,055
	2010	14,625	632	4,900	—	—	20,157
	2009	—	556	—	—	—	556

Martin Carter	2011	—	718	9,800	—	—	10,518
	2010	—	609	9,800	—	—	10,409

(1)	Represents payments made by us in connection with financial and legal counseling provided to the Named Executive Officers.
(2)	Represents payments made by us in respect of travel and accident insurance policies and premiums on behalf of each of the Named Executive Officers. The amounts also include payments made by us when an individual chooses to “opt-out” of our benefit plans. For fiscal year 2011 and 2010, opt-out payments were made in the amount of $500 to Mr. Wroe and $75 to Ms. Sullivan.
(3)	Represents payments made by us to Mr. Wroe in connection with temporary local housing.
(4)	Represents director fees paid to Mr. Wroe for his service as a member of our Board of Directors.
(5)	Mr. Hureau was promoted to Chief Financial Officer in 2011.

Grant of Plan Based Awards Table

During fiscal year 2011, we granted restricted stock and stock options to our Named Executive Officers pursuant to the 2010 Equity Plan. Information with respect to each of these awards on a grant by grant basis is set forth in the table below. Also set forth below is information on the estimated annual incentive bonus payments awarded to the Named Executive Officers under our short-term incentive program.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan(1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (5)	All Other Option Awards: Number of Securities Underlying Options (#) (6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh) (7)
		Threshold ($) (2)	Target ($) (3)	Maximum ($) (4)
Thomas Wroe Jr.	n/a	400,020	800,040	1,600,080	—	—	—	—
	4/1/2011	—	—	—	—	163,700	35.01	12.279
	4/1/2011	—	—	—	28,300	—	—	35.01

Martha M. Sullivan	n/a	261,660	523,320	1,046,640	—	—	—	—
	4/1/2011	—	—	—	—	95,500	35.01	12.279
	4/1/2011	—	—	—	16,500	—		35.01

Jeffrey Cote	n/a	224,040	448,080	896,160	—	—	—	—
	4/1/2011	—	—	—		81,800	35.01	12.279
	4/1/2011	—	—	—	14,100	—	—	35.01

Robert Hureau	n/a	87,012	174,024	348,048	—	—	—	—
	4/1/2011	—	—	—	—	16,400	35.01	12.279
	4/1/2011	—	—	—	2,800	—	—	35.01
	7/13/2011	—	—	—	—	21,200	37.33	12.44
	7/13/2011	—	—	—	3,600	—	—	37.33

Steve Major	n/a	112,251	224,502	449,004	—	—	—	—
	4/1/2011	—	—	—	—	43,600	35.01	12.279
	4/1/2011	—	—	—	7,500	—	—	35.01

Martin Carter	n/a	105,300	210,600	421,200	—	—	—	—
	4/1/2011	—	—	—	—	43,600	35.01	12.279
	4/1/2011	—	—	—	7,500	—	—	35.01

(1)	The threshold, target and maximum awards were established under our short-term incentive program. See “Compensation Discussion and Analysis—Components of Compensation–Cash Compensation-Annual Incentive Bonus” for information regarding the criteria applied in determining the amounts payable under the awards. The actual amounts paid with respect to these awards are included in the “Bonus” column in the Summary Compensation Table.
(2)	Threshold amounts were determined based on 50% of the 2011 bonus target for each Named Executive Officer.
(3)	Target amounts were determined based on 2011 annual base salary for each Named Executive Officer.
(4)	The maximum payment amount under our short-term incentive program is two times the target payout.
(5)	Represents restricted stock awarded to the Named Executive Officers pursuant to the 2010 Equity Plan.
(6)	Represents stock options awarded to the Named Executive Officers pursuant to the 2010 Equity Plan.
(7)	Represents the grant-date fair value per share calculated in accordance with ASC 718.

Outstanding Equity Awards at Year End Table

The table below sets forth certain information regarding outstanding equity awards held by the Named Executive Officers as of December 31, 2011.

		Option Awards(1)					Stock Awards(1)
Name	Grant Date(2)	Number of Securities Underlying Unexercised Options Exercisable (#)(4)		Number of Securities Underlying Unexercised Options Unexercisable (#)(4)	Option Exercise Price ($)(6)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(7)	Market Value of Shares or Units of Stock That Have Not Vested($)
Thomas Wroe(3)	5/15/2006	1,525,592	(5)	—	6.99	5/15/2016	—	—
	9/4/2009	90,000		135,000	14.80	9/4/2019	—	—
	12/9/2009	—		—	—	—	50,160	1,318,205
	4/29/2010	17,200		—	20.60	4/30/2020	—	—
	3/10/2011	—		7,500	33.02	3/10/2021	—	—
	4/1/2011	—		163,700	35.01	4/1/2021	28,300	743,724

Martha Sullivan	5/15/2006	1,242,557		—	6.99	5/15/2016	—	—
	9/4/2009	80,000		120,000	14.80	9/4/2019	—	—
	12/9/2009	—		—	—	—	44,580	1,171,562
	4/1/2011	—		95,500	35.01	4/1/2021	16,500	433,620

Jeffrey Cote	3/28/2007	890,420		—	7.30	3/28/2017	—	—
	9/4/2009	100,000		150,000	14.80	9/4/2019	—	—
	12/9/2009	—		—	—	—	55,740	1,464,847
	4/1/2011	—		81,800	35.01	4/1/2021	14,100	370,548

Robert Hureau	3/28/2007	40,113		25,063	7.30	3/28/2017	—	—
	9/4/2009	40,000		60,000	14.80	9/4/2019	—	—
	12/9/2009	—		—	—	—	22,260	584,993
	4/1/2011	—		16,400	35.01	4/1/2021	2,800	73,584
	7/13/2011	—		21,200	37.33	7/13/2021	3,600	94,608

Steve Major	5/15/2006	400,920		—	6.99	5/15/2016	—	—
	9/21/2010	12,950		38,850	18.88	9/21/2020	9,000	236,520
	4/1/2011	—		43,600	35.01	4/1/2021	7,500	197,100

Martin Carter	12/9/2009	140,001		209,999	17.48	12/9/2019	—	—
	9/21/2010	25,900		77,700	18.88	9/21/2020	18,000	473,040
	4/1/2011	—		43,600	35.01	4/1/2021	7,500	197,100

(1)	The options and restricted shares granted to the Named Executive Officers are subject to time-based or performance-based vesting as follows:

Date of Grant	Type of Award	Vesting Schedule
May 15, 2006	Options	40% on May 15, 2008 and 20% on May 15, 2009, 2010 and 2011
May 15, 2006	Restricted Shares	100% on June 2, 2011
March 28, 2007	Options	40% on March 28, 2009 and 20% on March 28, 2010, 2011 and 2012
September 4, 2009	Options	20% on September 4, 2010, 2011, 2012, 2013 and 2014
December 9, 2009	Options	40% December 9, 2011 and 20% on December 9, 2012, 2013 and 2014
December 9, 2009	Restricted Shares	20% on December 9, 2010, 2011, 2012, 2013 and 2014
April 29, 2010	Options	100% on April 29, 2011
September 21, 2010	Options	25% on September 21, 2011, 2012, 2013 and 2014
September 21, 2010	Restricted Shares	September 1, 2013, based on satisfaction of Adjusted Net Income targets
March 10, 2011	Options	100% on March 10, 2012
April 1, 2011	Options	25% on April 1, 2012, 2013, 2014, and 2015
April 1, 2011	Restricted Shares	April 1, 2014, based on satisfaction of Adjusted Net Income targets
July 13, 2011	Options	25% on July 13, 2012, 2013, 2014, and 2015
July 13, 2011	Restricted Shares	July 13, 2014, based on satisfaction of Adjusted Net Income targets

(2)	The option awards granted in 2006, 2007 and 2009 are divided into three tranches. The first tranche is subject to time vesting and vests over a period of five years. The second and third tranches are subject to the same time vesting as the first tranche and the completion of a liquidity event that results in specified returns on the Sponsors’ investment. During the three months ended September 30, 2009, we amended the 2006 Option Plan to change the performance measure of Tranche 3 options to that of the Tranche 2 options. In effect, Tranche 3 options were converted to Tranche 2 options. The liquidity event was achieved in connection with our initial public offering in March 2010.
(3)	In the case of Mr. Wroe, with respect to the options granted to him in 2006 and 2009, upon the occurrence of his “involuntary retirement, death or disability” and so long as Mr. Wroe does not violate certain covenants set forth in his award agreement, (i) time vesting in respect to the options (other than, in the case of death or disability, pursuant to the one-year acceleration) will cease as of the termination date; (ii) all options that have not time vested as of the termination date (including, in the case of death and disability, pursuant to the one-year acceleration) will expire; (iii) the time vested performance options (the second and third tranche) that have time vested as of the termination date (including, in the case of death and disability, pursuant to the one-year acceleration) will thereafter continue to be eligible to performance vest upon the completion of a liquidity event that results in specified returns, retrospective of each tranche, on the sponsors investment; (iv) Mr. Wroe may exercise his vested options at any time prior to the expiration of such options; and (v) none of the “award securities” issued to Mr. Wroe will be subject to repurchase. Under Mr. Wroe’s award agreement, “involuntary retirement” generally means termination of Mr. Wroe’s employment by the Company or any of its subsidiaries without cause or by the participant with good reason and “award securities” generally means any ordinary shares issued under any the Company’s 2006 Option Plan.
(4)	Represents stock options issued to the Named Executive Officers pursuant to the 2006 Option Plan or the 2010 Equity Plan.
(5)	Includes 256,409 exercisable options held in a trust established for the benefit of Mr. Wroe’s children.
(6)	Represents the per share exercise price for such options.
(7)	Represents restricted securities issued to the Named Executive Officers pursuant to the 2006 Purchase Plan or the 2010 Equity Plan.

Equity Compensation Plan Information

The following table describes certain information regarding our equity compensation plans as of December 31, 2011.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	8,024,913	$12.05	4,518,037
Equity compensation plans not approved by security holders	—	—	—

Option Exercises and Stock Vested Table

The following table shows the number of ordinary shares acquired by the Named Executive Officers upon the exercise of options and the vesting of restricted stock during fiscal year 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas Wroe	175,000	4,302,365	68,838	2,371,519
Martha Sullivan	146,552	3,531,938	14,860	463,335
Jeffrey Cote	110,396	2,597,010	18,580	579,324
Robert Hureau	35,000	901,900	7,420	231,356
Steve Major	184,658	4,543,051	—	—
Martin Carter	—	—	—	—

(1)	The value realized on exercise is based on (A) with respect to options exercised on February 24, 2011 and March 2, 2011, the secondary offering price of $33.15 less underwriting discounts and commissions of $1.16025, and (B) with respect to each other exercise of options, the price of the Company’s ordinary shares at the time of sale, less option cost.
(2)	The value realized on vesting is based on the closing price of our ordinary shares on the New York Stock Exchange on the vesting date.

Non-Qualified Deferred Compensation

None of our Named Executive Officers participates in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Pension Benefits

The following table describes the estimated actuarial present value of accrued retirement benefits through the end of fiscal year 2011 for the Named Executive Officers. As described in the following table, Ms. Sullivan and Mr. Major are eligible to participate in the Sensata Technologies Employees Pension Plan and Supplemental Pension Plan.

See Note 10, “Pension and Other Post-Retirement Benefits,” to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2011 for a discussion of the relevant assumptions and valuation methods used for the present value calculations presented in the table below.

Name	Plan Name	Number of Years of Credited Service (1)	Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year ($)
Thomas Wroe	—	—	—	—
Martha Sullivan	Employees Pension Plan	26	626,699	—
	Supplemental Pension Plan	26	1,722,375	—
Jeffrey Cote	—	—	—	—
Robert Hureau	—	—	—	—
Steve Major	Employees Pension Plan	27	633,846	—
	Supplemental Pension Plan	27	738,553	—
Martin Carter	—	—	—	—

(1)	Credited service began on the date the officer became eligible to participate in the plan. Eligibility to participate began on the earlier of 18 months of employment or January 1 following the completion of one year of employment. Accordingly, each of Ms. Sullivan and Mr. Major has been employed by Texas Instruments, prior to the 2006 Acquisition, or by us, since the 2006 Acquisition, for longer than the years of credited service shown above. In effect, the actual number of years of service of each officer who participates in the plan is one year more than his or her credited years of service.
(2)	The assumptions and valuation methods used to calculate the present value of the accumulated pension benefits shown are the same as those used by us for financial reporting purposes except that a Named Executive Officer’s retirement is assumed (in accordance with SEC rules) for purposes of this table to occur at age 65 and no assumption for termination prior to that date is used and the benefit is assumed to be paid in a lump sum of the amount shown. The amount of the present value of the accumulated pension benefit as of December 31, 2011 is determined using a discount rate assumption of 4%.

Sensata Technologies Employees Pension Plan

The Sensata Technologies Employees Pension Plan is a qualified defined benefit pension plan. See “Compensation Discussion and Analysis—Components of Compensation–Retirement and Other Benefits-Pension Plan” for a discussion of the origin and purpose of the plan. A plan participant is eligible for normal retirement under the terms of the plan if he or she is at least 65 years of age with one year of credited service. A participant is eligible for early retirement if he or she is at least 55 years of age with 20 years of credited service or 60 years of age with five years of credited service. As of December 31, 2011, none of the Named Executive Officers participating in the plan are currently eligible for early or normal retirement.

A participant may request payment of his or her accrued benefit at termination or any time thereafter. Participants may choose a lump sum payment or one of six forms of annuity. In order of largest to smallest periodic payment, the forms of annuity are: (i) single life annuity, (ii) 5-year certain and life annuity, (iii) 10-year certain and life annuity, (iv) qualified joint and 50% survivor annuity, (v) qualified joint and 75% survivor annuity and (vi) qualified joint and 100% survivor annuity. If the participant does not request payment, he or she will begin to receive benefits in April of the year after he or she reaches the age of 70 1/2 in the form of annuity as required under the Internal Revenue Code.

A participant’s benefit calculation includes compensation from, but is not limited to, salary, bonus and any overtime premiums, performance premiums and elective deferrals, if applicable.

The pension formula for the plan is intended to provide a participant with an annual retirement benefit equal to 1.5 percent multiplied by the product of (i) years of credited service and (ii) the average of the five highest consecutive years of his or her base salary, plus bonus up to a limit imposed by the Internal Revenue Service, less a percentage (based on his or her year of birth, when he or she elects to retire and his or her years of service with Texas Instruments and the Company) of the amount of compensation on which the participant’s social security benefit is based.

If an individual takes early retirement and chooses to begin receiving his or her annual retirement benefit at that time, such benefit is reduced by an early retirement factor. As a result, the annual benefit is lower than the one he or she would have received at age 65.

If the participant’s employment terminates due to disability, the participant may choose to receive his or her accrued benefit at any time prior to age 65. Alternatively, the participant may choose to defer receipt of the accrued benefit until reaching age 65 and then take a disability benefit. The disability benefit paid at age 65 is based on salary and bonus, the years of credited service the participant would have accrued to age 65 had the participant not become disabled and the participant’s disabled status.

The benefit payable in the event of death is based on salary and bonus, years of credited service and age at the time of death, and may be in the form of a lump sum or annuity at the election of the beneficiary. The earliest date of payment is the first day of the second calendar month following the month of death.

Leaves of absence are credited to years of service under both the qualified and non-qualified pension plans.

Sensata Technologies Supplemental Benefit Pension Plan

The Sensata Technologies Supplemental Benefit Pension Plan is a non-qualified benefit plan. A participant’s benefit under this plan is calculated using the same formula as described above for the Sensata Technologies Employees Pension Plan. However, the Internal Revenue Service limit on the amount of compensation on which a qualified pension benefit may be calculated does not apply. Additionally, the Internal Revenue Service limit on the amount of qualified benefit the participant may receive does not apply to this plan. Once this non-qualified benefit amount has been determined using the formula described above, the individual’s qualified benefit is subtracted from it. The resulting difference is multiplied by an age-based factor to obtain the amount of the lump sum benefit payable to an individual under this non-qualified plan.

Benefits will be distributed subject to the requirements of Section 409A of the Internal Revenue Code. Unless otherwise elected prior to January 1, 2008, benefits will be paid in the form of a lump sum no later than the fifteenth day of the third calendar month following termination of employment.

If a participant’s employment is terminated due to disability, distribution is governed by Section 409A of the Internal Revenue Code as discussed above, and the disability benefit will be paid in the form of a lump sum no later than the fifteenth day of the third calendar month following disability.

In the event of death, payment is based on salary and bonus, years of credited service and age at the time of death and will be in the form of a lump sum. The date of payment is no later than the fifteenth day of the third calendar month following the month of death.

Balances in this plan are unsecured obligations of the Company.

Pension Freeze

Effective January 31, 2012, STI froze its U.S. pension plans. We will continue to make contributions to the plans to maintain the required funding levels. For further discussion of our pension plans, refer to Note 10, “Pension and Other Post-Retirement Benefits,” to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2011. As a result of these changes, the amounts shown in the Summary Compensation Table for these benefits will increase with interest and would change as a result of a change in the discount rate used for the calculations.

Potential Payments upon Termination or a Change in Control

The table below summarizes the compensation payable to each of the Named Executive Officers in the event we terminate his or her employment with us without cause or such officer resigns for good reason. The table reflects amounts payable to the Named Executive Officers assuming his or her employment terminated on December 31, 2011.

Name	Type of Payment	Termination Without Cause or Resignation for Good Reason($)		Termination Without Cause or Resignation for Good Reason After Change in Control(1)($)		Death and Disability(2)
Thomas Wroe	Base Salary	1,600,080	(3)	1,600,080	(3)	N/A
	Bonus	2,675,000	(4)	2,675,000	(4)	N/A
	Accelerated Vesting	N/A		3,611,729		1,834,805	(5)
	Health & Welfare Benefits	1,379		1,379		N/A

	Total	4,276,459		7,888,188		1,834,805

Martha Sullivan	Base Salary	523,320		523,320		N/A
	Bonus	792,500		792,500		N/A
	Accelerated Vesting	N/A		2,982,782		N/A
	Health & Welfare Benefits	15,237		15,237		N/A

	Total	1,331,057		4,313,839		—

Jeffrey Cote	Base Salary	448,080		448,080		N/A
	Bonus	727,500		727,500		N/A
	Accelerated Vesting	N/A		3,557,395		N/A
	Health & Welfare Benefits	21,276		21,276		N/A

	Total	1,196,856		4,754,251		—

Robert Hureau	Base Salary	290,040		290,040		N/A
	Bonus	172,500		172,500		N/A
	Accelerated Vesting	N/A		2,251,685		N/A
	Health & Welfare Benefits	21,621		21,621		N/A

	Total	484,161		2,735,846		—

Steve Major	Base Salary	374,040		374,040		N/A
	Bonus	350,000		350,000		N/A
	Accelerated Vesting	N/A		721,110		N/A
	Health & Welfare Benefits	18,959		18,959		N/A

	Total	742,999		1,464,109		—

Martin Carter	Base Salary	351,000		351,000		N/A
	Bonus	197,500		197,500		N/A
	Accelerated Vesting	N/A		1,245,120		N/A
	Health & Welfare Benefits	18,959		18,959		N/A

	Total	567,459		1,812,579		—

(1)	A change in control, without a termination of employment, will not trigger any severance payments but will result in immediate vesting of all stock options granted under the 2006 Option Plan if the Sponsors dispose of or sell more than 50% of their total voting power or economic interest in the Company to one or more independent parties; provided, such transaction only constitutes a change in control if it results in the Sponsors ceasing to have the power (whether by ownership of voting securities, contractual right or otherwise), collectively, to elect a majority of our Board of Directors. Any payments or equity due upon a change in control and subsequent termination of employment, either without cause or for good reason (as defined in the relevant employment agreement), is included in the “Termination Without Cause or for Good Reason After Change in Control” column of this table.

(2)	In the event of death and disability, each Named Executive Officer is entitled to receive (i) his or her base salary through the date of termination and (ii) any bonus amounts to which such Named Executive Officer is entitled.
(3)	Represents an amount equal to two times Mr. Wroe’s current annual base salary of $800,040. In the event of termination of Mr. Wroe’s employment by us without cause or his resignation for good reason, he is entitled to receive severance in an amount equal to two times his annual base salary at the time of his termination to be paid in accordance with our general payroll practices over the two-year period immediately following the date his employment is terminated.
(4)	Represents an amount equal to the sum of the annual bonus paid to Mr. Wroe in each of the two years immediately preceding the date he is terminated, to be paid in accordance with our general payroll practices over the two-year period immediately following the date his employment is terminated.
(5)	If Mr. Wroe’s employment ceases due to his death or disability, then any unvested time-vesting options held by Mr. Wroe that were otherwise scheduled to vest through the first anniversary of cessation would be deemed to be vested.

Termination without cause or resignation for good reason. Pursuant to the terms of the employment agreements with our Named Executive Officers, if any of our Named Executive Officers other than Mr. Wroe is terminated by us without “cause,” or if such Named Executive Officer terminates his or her employment with us for “good reason” (as those terms are defined in the agreement) during the employment term, the Named Executive Officer will be entitled to (i) a severance payment equal to one year of his or her annual base salary rate, (ii) an amount equal to the average of the Named Executive Officer’s annual bonus for the two years preceding his or her termination, and (iii) continuation of his or her health and welfare benefits for a period of one year after his or her termination. If Mr. Wroe is terminated by us without “cause,” or Mr. Wroe terminates his employment with us for “good reason” (as those terms are defined in Mr. Wroe’s employment agreement) during his employment term, Mr. Wroe will be entitled to (i) a severance payment equal to two years at his base salary, (ii) an amount equal to the bonus payments Mr. Wroe received in the two years preceding his termination, and (iii) continuation of his health and welfare benefits for a period of two years after his termination.

Termination with cause, resignation without good reason, death or disability. Pursuant to the terms of the employment agreements with our Named Executive Officers, if any of our Named Executive Officers is terminated by us with “cause,” if such Named Executive Officer terminates his or her employment with us without “good reason” or such Named Executive Officer’s employment with us is terminated due to such Named Executive Officer’s death or “disability” (as defined in the agreement) during the employment term, the Named Executive Officer will be entitled to (i) his or her base salary through the date of termination and (ii) any bonus amounts to which he or she is entitled determined by reference to years that ended on or prior to the date of termination.

Change in Control. Pursuant to the terms of the 2006 Option Plan, options held by the Named Executive Officers will be considered 100% vested upon consummation of a “change in control.” “Change in control” is defined in the 2006 Option Plan as (i) any transaction or series of transactions in which the Sponsors (whether by merger, sale of securities, recapitalization, or reorganization) dispose of or sell more than 50% of the total voting power or economic interest in the Company or in Sensata Investment Co. to one or more independent third parties, and (ii) a sale or disposition of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis; provided that, in the case of clause (i) above, such transaction only constitutes a change in control if it results in the Sponsors ceasing to have the power (whether by ownership of voting securities, contractual right or otherwise), collectively, to elect a majority of our Board of Directors. A change in control does not result in any cash payments.

Pursuant to the terms of the 2010 Equity Plan, in the event of a “change in control” of the Company, if a participant in the plan is terminated without “cause” within 24 months thereafter, all of such participant’s awards under the 2010 Equity Plan will be considered 100% vested. “Change in control” is defined in the 2010 Equity Plan as (i) any transaction or series of transactions in which any person (whether by merger, sale of securities, recapitalization, or reorganization) becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the total voting power in the Company, (ii) during any twelve-month period, individuals who at the beginning of such period constitute our Board of Directors and any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof, (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, and (iv) a sale or disposition of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis. Under the 2010 Equity Plan, “cause” generally refers to the meaning of that term in a person’s employment agreement.

Compensation of Directors

Prior to our initial public offering in March 2010, our directors received no compensation for serving as directors. In connection with the completion of our initial public offering, we adopted a compensation policy with respect to our directors. Pursuant to that policy, each of our Executive Directors and non-Executive Directors receives an annual fee in the amount of $50,000. Audit Committee members receive an additional annual fee of $10,000, Compensation Committee members receive an additional annual fee of $5,000 and Nominating and Governance Committee members receive an additional annual fee of $4,000. Chairs of committees receive the following annual fees (in addition to the committee membership fees noted in the previous sentence): $10,000 for the chair of the Audit Committee, $5,000 for the chair of the Compensation Committee and $4,000 for the chair of the Nominating and Governance Committee. We also reimburse our directors for reasonable out-of-pocket expenses incurred in connection with their service on our Board of Directors and committees thereof.

In addition, our director compensation policy provides that each new director elected or appointed to our Board of Directors is granted an initial stock option award equal to a grant-date fair value of approximately $120,000, calculated in accordance with ASC 718. Each director re-elected to our Board of Directors also receives a stock option award equal to a grant-date fair value of approximately $80,000, calculated in accordance with ASC 718. Our directors are eligible to receive other equity-based awards when and as determined by our Compensation Committee.

Upon the recommendation of the Compensation Committee and in accordance with the policy described above, on March 10, 2011 the Board of Directors granted 7,500 stock options under the 2010 Equity Plan to each of our re-elected directors, and 11,200 stock options to Kirk Pond as a newly elected director. The exercise price of the options is $33.02, the fair market value of the underlying ordinary shares as of the date of grant. 100% of the options vest after one-year. We granted the stock options to our directors in order to better align directors’ incentives with the goal of increasing value for our shareholders.

The table below sets forth the total compensation paid to our non-employee directors in fiscal year 2011.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Ed Conard	$50,000	$80,000	$130,000
Paul Edgerley	54,000	80,000	134,000
Michael Jacobson	60,000	80,000	140,000
John Lewis	54,000	80,000	134,000
Seth Meisel	50,000	80,000	130,000
Charles Peffer	70,000	80,000	150,000
Michael Ward	66,500	80,000	146,500
Stephen Zide	55,000	80,000	135,000
Kirk Pond	50,000	120,000	170,000

(1)	Represents the grant-date fair value calculated in accordance with ASC 718.

2010 Employee Stock Purchase Plan

In March 2010, our Board of Directors adopted and our shareholders approved the Sensata Technologies Holding N.V. 2010 Employee Stock Purchase Plan (the “2010 Stock Purchase Plan”). The purpose of the 2010 Stock Purchase Plan is to provide an incentive for present and future eligible employees to purchase our ordinary shares and acquire a proprietary interest in us.

Administration

The 2010 Stock Purchase Plan is administered by the Compensation Committee of our Board of Directors. The committee may be comprised of directors of the Company, as may be designated by our Board of Directors. The administrator has the authority to interpret the 2010 Stock Purchase Plan, to prescribe, amend and rescind rules and regulations relating to the 2010 Stock Purchase Plan, and to make all other determinations necessary or advisable for its administration. In all cases, the 2010 Stock Purchase Plan is required to be administered in such manner as to comply with applicable requirements of Rule 16b-3 of the Exchange Act and Section 423 of the Internal Revenue Code. The administrator has the authority to retain and engage such third parties as it shall deem necessary to assist with the administration of the 2010 Stock Purchase Plan.

Eligibility and Participation

Our Board of Directors has the right, but not the obligation, to designate the employees of the Company or the employees of its subsidiaries as eligible to participate in the 2010 Stock Purchase Plan. Upon such designation, any individual who has completed at least 30 days of employment with the Company or a designated subsidiary, as applicable, and is expected to work at least 20 hours per week and more than five months per calendar year will be eligible to enroll in the 2010 Stock Purchase Plan.

Options to Purchase/Purchase of Shares

The 2010 Stock Purchase Plan is implemented by a series of exercise periods, each of which lasts approximately six months, the first of which began on October 15, 2010. The administrator of the 2010 Stock Purchase Plan has the power to make changes to the duration and the frequency of exercise periods with respect to future offerings if such change is announced at least five days prior to the scheduled beginning of the first exercise period to be affected. At the beginning of each exercise period, each participant in the 2010 Stock Purchase Plan will be granted an option to purchase on the subsequent “exercise date” (defined as the last New York Stock Exchange trading day of the exercise period) up to a number of ordinary shares determined by dividing such participant’s contributions accumulated prior to the exercise date by the exercise price. Participants contribute to the 2010 Stock Purchase Plan through after-tax payroll deductions in an amount not less than 1% and not more than 10% of the participant’s base salary, wages, overtime, shift premium, performance bonus and sales bonus paid for each payroll period. A participant’s option for the purchase of ordinary shares is exercised automatically on each exercise date, and the maximum number of full ordinary shares subject to the option is purchased for the participant at the applicable exercise price with the accumulated contributions then credited to the participant’s account under the 2010 Stock Purchase Plan, subject to certain limitations. No participant may purchase more than 5,000 ordinary shares during any exercise period. The exercise price for each ordinary share offered to each participant in a given exercise period is the “applicable percentage” (as defined below) of the fair market value of an ordinary share on the exercise date. The “applicable percentage” with respect to each exercise period is 95% unless and until it is increased by the administrator of the 2010 Stock Purchase Plan. Any increase in the applicable percentage must be established at least 15 days prior to the first trading day of the applicable exercise period.

Share Reserve

The maximum number of our ordinary shares that are available for sale under the 2010 Stock Purchase Plan is 500,000 ordinary shares. As of December 31, 2011, 490,052 ordinary shares remained available for sale under the 2010 Stock Purchase Plan. Ordinary shares subject to the 2010 Stock Purchase Plan may be newly issued shares or shares reacquired in private transactions or open market purchases. If any right to purchase ordinary shares under the 2010 Stock Purchase Plan is not exercised by a participant for any reason or if such right terminates as provided under the 2010 Stock Purchase Plan, the ordinary shares that were not purchased will again become available under the 2010 Stock Purchase Plan, unless the 2010 Stock Purchase Plan has been terminated. The number of ordinary shares available under the 2010 Stock Purchase Plan is subject to periodic adjustment for changes in the outstanding ordinary shares as a result of reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or other similar changes affecting our outstanding ordinary shares. In the event of the proposed dissolution or liquidation of us, the exercise period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the committee that administers the 2010 Stock Purchase Plan.

Amendment and Termination

The administrator of the 2010 Stock Purchase Plan generally has the power and authority to amend the 2010 Stock Purchase Plan in any respect. However, we are required to obtain shareholder approval of any amendment to the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Internal Revenue Code or any other applicable law or regulation. Additionally, no amendment may make any change to any option already granted which adversely affects the rights of any participant, and the 2010 Stock Purchase Plan may not be amended in any way that will cause rights issued under the 2010 Stock Purchase Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code. The 2010 Stock Purchase Plan will terminate on the earliest of the 10th anniversary of its effective date, the time when there are no remaining reserved shares available for purchase under the 2010 Stock Purchase Plan or an earlier time determined by our Board of Directors.

Change of Control

In the event of a proposed sale of all or substantially all of our assets, or our merger with or into another entity, each share under the 2010 Stock Purchase Plan will be assumed or an equivalent share shall be substituted by such successor entity, unless the administrator of the 2010 Stock Purchase Plan determines to shorten the exercise period then in progress by setting a new exercise date.

Sub-Plans

The administrator of the 2010 Stock Purchase Plan may adopt and amend stock purchase sub-plans with respect to employees employed outside the United States with such provisions as the administrator may deem appropriate to conform to local laws, practices and procedures. All such sub-plans are subject to the limitations on the amount of stock that may be issued under the 2010 Stock Purchase Plan and, except to the extent otherwise provided in such sub-plan, are subject to all of the provisions set forth in the 2010 Stock Purchase Plan. We have adopted a sub-plan for employees in Japan.

EXECUTIVE OFFICERS

Set forth below are the name, age, position and a description of the business experience of each of the Company’s executive officers:

Name	Age	Position(s)
Thomas Wroe	61	Chief Executive Officer and Chairman of the Board
Martha Sullivan	55	President and Chief Operating Officer
Jeffrey Cote	45	Executive Vice President and Chief Administrative Officer
Robert Hureau	44	Senior Vice President, Chief Financial Officer
Steve Major	54	Senior Vice President, Sensors
Martin Carter	48	Senior Vice President, Controls
Geert Braaksma	54	Vice President, Sensors Europe
Christine Creighton	48	Vice President, Chief Accounting Officer

Please see “PROPOSAL 1—ELECTION OF DIRECTORS” above for a description of Mr. Wroe’s and Ms. Sullivan’s business experience.

Jeffrey Cote was appointed Executive Vice President and Chief Administrative Officer by the Board of Directors of the Company in January 2011 and previously served as Executive Vice President and Chief Financial Officer since the Company’s initial public offering. Mr. Cote served as Executive Vice President and Chief Financial Officer of STI since July 2007 and as Senior Vice President and Chief Financial Officer of STI since January 2007. From March 2005 to December 2006, Mr. Cote was Chief Operating Officer of the law firm Ropes & Gray. From January 2000 to March 2005, Mr. Cote was Chief Operating and Financial Officer of Digitas. Previously he worked for Ernst & Young LLP.

Robert Hureau was appointed Senior Vice President and Chief Financial Officer by the Board of Directors of the Company in July 2011 and previously served as Vice President and Chief Accounting Officer since May 2009. Mr. Hureau served as Vice President and Corporate Controller since February 2007. From 2004 to 2007, Mr. Hureau was Vice President Corporate Controller and Vice President Finance at Brooks Eckerd Pharmacy and he was Corporate Controller at Ocean Spray Cranberries, Inc. from 1998 to 2004.

Steve Major was appointed Senior Vice President, Sensors, by the Board of Directors of the Company in connection with the Company’s initial public offering. Mr. Major has served in the same capacity with STI since January 2007 and previously served as Vice President, Sensors of STI since the completion of the 2006 Acquisition. Mr. Major served as the General Manager for North American Automotive Sensors for the Sensors & Controls business of Texas Instruments since 2000. Mr. Major joined Texas Instruments in 1983 after serving four years in the United States Army.

Martin Carter was appointed Senior Vice President, Controls by the Board of Directors of the Company in connection with the Company’s initial public offering. Mr. Carter has served in a similar capacity with STI since December 2009. From 2007 to 2009, Mr. Carter served as the Vice President and General Manager of Kaiser Aluminum. From 2001 to 2006, Mr. Carter was President of Hydro Aluminum North America and Norsk Hydro North America.

Geert Braaksma was appointed Vice President, Sensors Europe by the Board of Directors of the Company in connection with the Company’s initial public offering. Mr. Braaksma served as a Director of the Company prior to the initial public offering. Mr. Braaksma served as General Manager for Europe Sensors since the completion of the 2006 Acquisition and General Manager for the Sensors & Controls business of Texas Instruments since 1997. Mr. Braaksma joined Texas Instruments in 1989.

Christine Creighton was appointed Vice President, Chief Accounting Officer by the Board of Directors of the Company in July 2011. Ms. Creighton was named as a Vice President of Finance of STI in August, 2009. Ms. Creighton managed the Company’s global business finance unit since March 2008. Ms. Creighton joined Texas Instruments in 1990, and has worked as a financial analyst, group financial planning manager, and finance manager for both the Sensors and Controls Global Business Units.

PROPOSALS FOR THE 2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Because we are a Dutch public limited company whose shares are traded on the New York Stock Exchange, both U.S. and Dutch rules and timeframes apply if you wish to submit a candidate for our Board of Directors to be considered for election at the 2013 annual general meeting of shareholders or if you wish to submit another kind of proposal for consideration by shareholders at the 2013 annual general meeting of shareholders.

Under our Articles of Association, if you are interested in submitting a proposal to be presented at the 2013 annual general meeting of shareholders, you must fulfill the requirements set forth in our Articles of Association, including satisfying both of the following criteria:

•	we must receive your proposal at our registered offices in Almelo, The Netherlands as set forth below no later than 60 days before the annual general meeting; and

•	the number of ordinary shares you hold must equal at least the lesser of 1% of our issued share capital or the equivalent of €50 million in aggregate market value.

Pursuant to U.S. federal securities laws, any proposal by a shareholder to be presented at the 2013 annual general meeting of shareholders and to be included in the Company’s proxy statement, including the nomination of one or more directors, must be received by the Company no later than the close of business on December 25, 2012 and must otherwise comply with the SEC’s rules to be considered for inclusion in our proxy materials relating to our 2013 annual general meeting of shareholders. Proposals should be sent to the Director, Investor Relations at the address set forth below.

Proposals for our 2013 annual general meeting of shareholders should be submitted in writing to the following address:

Sensata Technologies Holding N.V.

c/o Sensata Technologies, Inc.

Attention: Director, Investor Relations

529 Pleasant Street

Attleboro, Massachusetts 02703

Proposals must include, as to each matter, (i) a brief description (which includes all material aspects thereof) of the business desired to be brought before the annual general meeting and the reasons for conducting such business at the annual general meeting, (ii) your name and address, as they appear on the share records of the Company, (iii) the number of ordinary shares of the Company that are owned beneficially and of record by you, your affiliates, all groups of which you are a member and all persons with whom you are acting in concert (in each case, identifying them) and (iv) any material direct or indirect interest of you and your affiliates, groups or persons in such business.

Notice of a nomination to our Board of Directors must include:

•

As to each individual whom such shareholder proposes to nominate for election as a director, (a) the name, date of birth, business address and residential address of such individual, (b) the principal occupation or employment of such individual for at least the five years preceding the date of such notice, (c) the number of ordinary shares of the Company that are owned beneficially and of record by such individual, his affiliates, all persons with whom he is acting in concert and all groups of which he is a member (in each case, identifying them) and (d) all information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and the rules and regulations there under; and

•

As to the shareholder giving such notice, (A) the name and address of such shareholder, as they appear on the share records of the Company, (B) the number of ordinary shares of the Company that are owned beneficially and of record by such shareholder, his affiliates, all persons acting in concert with him and all groups of which he is a member (in each case, identifying them) and (C) any professional, commercial, business or familial relationship of such shareholder, affiliates, persons or groups (in each case, identifying them) to such nominees, his affiliates, any person acting in concert with him or any group of which he is a member (in each case, identifying them).

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

You may contact the Director, Investor Relations at Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Director, Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703, or investors@sensata.com for a copy of the relevant provisions of the Company’s Articles of Association regarding the requirements for making shareholder proposals and nominating director candidates.

SOLICITATION OF PROXIES

The Company is paying the costs for the solicitation of proxies, including the cost of preparing and mailing this Proxy Statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by regular employees of the Company without additional compensation. The Company will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to the Company’s shareholders.

GENERAL

The Company’s Annual Report for the fiscal year ended December 31, 2011 is being mailed to shareholders together with this Proxy Statement. The Annual Report is not part of the soliciting materials.

The information set forth in this Proxy Statement under the captions “Report of the Compensation Committee of the Board of Directors” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be (i) incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that in any such filing the Company expressly incorporates such information by reference, or (ii) “soliciting material” or “filed” with the SEC.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the General Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Thomas Wroe, Jr.

Chairman and Chief Executive Officer

April 24, 2012

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including the financial statements and the financial statement schedules thereto, is available without charge upon written request to: Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Director, Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703.

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

SENSATA TECHNOLOGIES HOLDING N.V.

May 22, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://investors.sensata.com/phoenix.zhtml?c=210277&p=proxy

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

■

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1A Election of Thomas Wroe, Jr. or Marc Roskam for director, mark “For” to elect Wroe, mark “Against” to elect Roskam.	☐	☐	☐	1J Election of Stephen Zide or Marc Roskam for director, mark “For” to elect Zide, mark “Against” to elect Roskam.	☐	☐	☐
1B Election of Martha Sullivan or Marc Roskam for director, mark “For” to elect Sullivan, mark “Against” to elect Roskam.	☐	☐	☐	2. Proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐
1C Election of Lewis B. Campbell or Marc Roskam for director, mark “For” to elect Campbell, mark “Against” to elect Roskam.	☐	☐	☐

3.    Proposal to adopt our Dutch statutory annual accounts for the fiscal year ended December 31, 2011 and to authorize the preparation of our 2011 Dutch statutory annual accounts and the annual report of our management for fiscal year 2011 in the English language.

					☐	☐	☐
1D Election of Paul Edgerley or Marc Roskam for director, mark “For” to elect Edgerley, mark “Against” to elect Roskam.	☐	☐	☐	4. Proposal to discharge members of our Board of Directors from certain liabilities for fiscal year 2011.	☐	☐	☐
1E Election of Michael J. Jacobson or Marc Roskam for director, mark “For” to elect Jacobson, mark “Against” to elect Roskam.	☐	☐	☐	5. Proposal to approve the amendment to the remuneration policy of our Board of Directors.	☐	☐	☐
1F Election of John Lewis or Marc Roskam for director, mark “For” to elect Lewis, mark “Against” to elect Roskam.	☐	☐	☐

6.    Proposal to extend the authority of our Board of Directors for a period of 18 months from the date of the General Meeting to repurchase as many shares in the capital of the Company as is permitted by law and the Company’s Articles of Association, on the open market, through privately negotiated transactions or in one or more self tender offers, at prices per share not less than the nominal value of a share and not higher than 110% of the market price at the time of the transaction.

					☐	☐	☐
1G Election of Charles W. Peffer or Marc Roskam for director, mark “For” to elect Peffer, mark “Against” to elect Roskam.	☐	☐	☐

7.    Proposal to extend the authority of our Board of Directors to issue ordinary shares and/or preferred shares and/or grant rights to acquire our shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares as of the date of the General Meeting or any time thereafter, and to limit or exclude the preemptive rights of shareholders with respect to the issuance of shares and/or the grant of the right to acquire shares, for a period of five (5) years from the date of the General Meeting.

					☐	☐	☐

1H Election of Kirk P. Pond or Marc Roskam for director, mark “For” to elect Pond, mark “Against” to elect Roskam.	☐	☐	☐

8.    Proposal to amend our Articles of Association to provide that only a non-executive director may serve as Chairman of our Board of Directors, and to authorize the Chairman of our Board of Directors and each employee of Loyens & Loeff N.V. to execute the deed of amendment.

				☐	☐	☐
1I Election of Michael Ward or Marc Roskam for director, mark “For” to elect Ward, mark “Against” to elect Roskam.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐	Transaction of such other business as may properly come before the General Meeting or any adjournments thereof.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

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Note:       Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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SENSATA TECHNOLOGIES HOLDING N.V.

PROXY

Annual General Meeting of Shareholders

May 22, 2012

The undersigned shareholder of Sensata Technologies Holding N.V. hereby constitutes and appoints each of Steven Reynolds and Serife Demir as the attorney and proxy of the undersigned, with full power of substitution and revocation, to vote for and in the name, place and stead of the undersigned at 2012 Annual General Meeting of Shareholders of Sensata Technologies Holding N.V. (the “Company”), to be held on May 22, 2012, beginning at 10:00 a.m. at the Company’s office located at Kolthofsingel 8, 7602 EM Almelo, The Netherlands, and at any adjournments thereof, the number of votes the undersigned would be entitled to cast if present.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS ASD RECOMMENDED BY THE BOARD AND FOR EACH OF THE FOLLOWING PROPOSALS.

(Continued and to be signed on the reverse side.)

¢	14475 ¢